Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE REPLIGEN CORPORATION HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REPLIGEN CORPORATION IF PUBLICLY DISCLOSED.

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

REPLIGEN CORPORATION,

C TECHNOLOGIES, INC.,

AND

CRAIG HARRISON

Dated as of April 25, 2019

i

4.2 No Conflict	44
4.3 Title to Shares	44
4.4 Litigation	44
4.5 Investment Purpose	44
4.6 No Solicitation	44
4.7 Accredited Investor	45
4.8 Disclosure of Information	45
4.9 Understanding of Risks	45
4.10 Qualifications	45
4.11 Rule 144	45
4.12 No Other Representation and Warranties	45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	45

5.1 Organization; Authority and Enforceability	45
5.2 No Conflict	46
5.3 Consents	46
5.4 Purchaser Capital Structure	46
5.5 Valid Issuance of Purchaser Common Stock	46
5.6 Purchaser SEC Reports	46
5.7 Sufficiency of Funds	46
5.8 R&W Insurance Policy	47
5.9 Brokers	47
5.10 No Other Representation and Warranties	47

ARTICLE VI COVENANTS	47

6.1 Conduct of Business	47
6.2 No Solicitation	50
6.3 Access to Information	50
6.4 Confidentiality	51
6.5 Public Disclosure	51
6.6 Commercially Reasonable Efforts	51
6.7 Notification of Certain Matters	52
6.8 Consents; Notices	53
6.9 Continuing Employees	53
6.10 Termination of Section 401(k) and Section 125 Plans	54
6.11 Indemnification of Officers and Directors	54
6.12 Release	55
6.13 Transaction Bonus Pool	56
6.14 Financing; Cooperation.	56
6.15 Reimbursement of Audit Expenses.	57
6.16 Non-Competition/Non-Solicitation.	57
6.17 State Takeover Statutes	58

ARTICLE VII CONDITIONS TO SHARE PURCHASE	58

7.1 Conditions to Closing of the Share Purchase	58
7.2 Conditions to Obligations of the Purchaser	59
7.3 Conditions to Obligations of the Stockholder	60

ARTICLE VIII TAX MATTERS	60

8.1 Tax Returns	60
8.2 Tax Contests	61

8.3 Straddle Periods	62
8.4 Tax Cooperation	62
8.5 Transfer Taxes	62

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW	62

9.1 Survival of Representations and Warranties	62
9.2 Indemnification	63
9.3 Maximum Payments; Remedy	65
9.4 Claims for Indemnification; Resolution of Conflicts	66
9.5 Escrow Arrangements	70
9.6 Third Party Claims	70
9.7 Tax Treatment of Indemnification Payments	71

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	71

10.1 Termination	71
10.2 Effect of Termination	72
10.3 Amendment	72
10.4 Extension; Waiver	72

ARTICLE XI GENERAL PROVISIONS	72

11.1 Notices	72
11.2 Expenses	73
11.3 Interpretation	73
11.4 Counterparts	74
11.5 Entire Agreement; Assignment	74
11.6 Severability	74
11.7 Other Remedies	74
11.8 Arbitration; Submission to Jurisdiction; Consent to Service of Process	75
11.9 Governing Law	76
11.10 WAIVER OF JURY TRIAL	76
11.11 Rules of Construction	76
11.12 No Third Party Beneficiary	76
11.13 Tax Advice	77
11.14 Disclosure Schedule	77
11.15 Conflict Waiver; Attorney-Client Privilege.	77
11.16 Lenders	78

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Director and Officer Resignation and Release Letter

Exhibit C	Key Employees

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2019, by and among Repligen Corporation, a Delaware corporation (the “Purchaser”), C Technologies, Inc., a New Jersey corporation (the “Company”), and Craig Harrison, an individual (the “Stockholder” and, together with the Company, the “Seller Parties”).

RECITALS

A.    The Stockholder is the sole legal and beneficial owner of all of the Company Stock as of the date of this Agreement.

B.    Subject to the terms and conditions set forth in this Agreement, the Purchaser desires to purchase from the Stockholder, and the Stockholder desires to sell to the Purchaser, all of the Company Stock owned by the Stockholder free from any and all Liens.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into this Agreement, each of the Stockholder and Mark Salerno (each, a “Signing Employee”) will execute New Hire Documents (and, in the case of the Stockholder, a Confirmatory Assignment Agreement) with the Purchaser, in form and substance mutually agreeable to the Purchaser and such Signing Employee, which shall become effective upon the Closing (collectively, the “Signing Hire Documents”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2017 Financials” means the Company’s audited consolidated balance sheet as of December 31, 2017 and the related audited consolidated statements of income, cash flow and stockholders’ equity.

“2018 Financials” means the Company’s audited consolidated balance sheet as of December 31, 2018 (the “Balance Sheet Date”) and the related audited consolidated statements of income, cash flow and stockholders’ equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Without limiting the foregoing, Craig Harrison and his Affiliates are pre-Closing Affiliates of the Company.

“Alternative Transaction” means (a) any direct or indirect acquisition or disposition of either (i) any material asset of the Company (including any license or other agreement affecting such material asset), other than the sale of inventory in the ordinary course of business consistent with past practice, or (ii) any equity interest in the Company (whether or not outstanding) or security convertible into or exercisable for any such equity interest (whether by merger, purchase or issuance of shares or rights to acquire shares, tender offer or otherwise), (b) any joint venture, license agreement or other strategic investment or transaction in or involving the Company or its Affiliates (other than with or by the Purchaser) or (c) any other transaction by the Company the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Share Purchase.

“Ancillary Agreements” means the Escrow Agreement, the Signing Hire Documents and the Key Employee Hire Documents (and any related employment documents), the Certificates, and all other agreements and certificates executed and delivered by or on behalf of the Stockholder, the Company or any officers of the Company in their capacity as such, or the Purchaser or any officers of the Purchaser in their capacity as such (only if the Stockholder or the Company is a party to such agreement or certificate), in connection with this Agreement or any of the foregoing or any of the Transactions.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which the Purchaser is closed for business or banking institutions located in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Cash” means the sum of the fair market value (expressed in United States Dollars as of immediately prior to the Closing) of (a) all unrestricted cash and (b) all unrestricted cash equivalents (including deposits, marketable securities and short term investments) of the Company, in each case determined in accordance with GAAP as of immediately prior to the Closing (which shall include the amount of all uncleared deposits of the Company outstanding and exclude the amount of all uncleared checks or withdrawals of the Company outstanding); provided, that any amount that is held in an account or is to be paid from sources outside the U.S. for purposes of repatriation shall be reduced by the amount of any Tax (without regard to the availability of any future Tax credit or other similar benefit with respect thereto) that may be applied with respect thereto in the foreign country whether by reason of withholding or otherwise.

“Certificates” means the certificates certifying (i) the good faith estimates set forth in the Estimated Working Capital Statement delivered pursuant to Section 2.3(a), (ii) the FIRPTA Compliance Certificates delivered pursuant to Section 2.4(b)(ii) and (iii) any other certificates delivered by or on behalf of the Company and/or an officer of the Company pursuant to Section 2.4(b).

“Closing Cash Consideration” means (a) $192,000,000, plus (b) the Estimated Net Working Capital minus the Net Working Capital Target (which may be a positive or negative number), plus (c) Estimated Cash, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Expenses, minus (f) the Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company Financing Information” means:

(i)

(x) the audited consolidated balance sheets of the Company for the two most recent fiscal years ended at least 60 days prior to the Closing and the related consolidated statements of income and cash flows of the Company for the two most recent fiscal years of the

Company ended at least 60 days prior to Closing, and the related audit report(s), and (y) an unaudited consolidated balance sheet of the Company as of the last day of the most recent interim fiscal period of the Company ended at least 40 days prior to the Closing and unaudited consolidated statements of income and cash flows of the Company for the most recent interim fiscal period ended at least 40 days prior to the Closing (and, with respect to the unaudited consolidated statements of income and cash flows, the corresponding period in the prior fiscal year), which, (1) in each case, shall have been prepared in accordance with GAAP and in a manner suitable under Rule 3-05 of Regulation S-X for filing by the Purchaser under the rules and regulations of the Exchange Act with the SEC and (2) in the case of the financial statements specified in the immediately preceding clause (y), shall have undergone a SAS 100 review;

(ii)

such other financial information and financial data regarding the Company as the Purchaser shall reasonably request to the extent necessary to allow the Purchaser to prepare unaudited pro forma financial statements of the Purchaser giving effect to the Share Purchase (A) that are in all material respects in compliance with, and for the periods required by, Article 11 of Regulation S-X (and prepared in a manner that assume the significance of the acquisition of the Company exceeds 50% as contemplated by Rule 305(b)(2)(iv) of Regulation S-X) and (B) for the twelve-month period ending on the last day of the fiscal quarter of the Company ended at least 40 days prior to the Closing;

(iii)

comfort letters (including customary negative assurances) by auditors of the Company solely with respect to the financial information of the Company included, or incorporated by reference, in an offering document used for the offering of registered or unregistered debt or equity securities of the Purchaser (an “Offering Document”), and confirmation that such auditors are prepared to deliver such comfort letters with sufficient notice to allow such auditors to bring down necessary procedures throughout the Marketing Period upon completion of customary procedures, each in form and substance customary for equity or debt securities offerings; and

(iv)

such other financial and other information regarding the Company and its businesses or operations required for the Purchaser to produce the Offering Document to the extent that such information is reasonably available to, or reasonably obtainable by, the Company and consists of information of the type customarily included in an Offering Document for registered equity securities (including a “management’s discussion and analysis of financial condition and results of operations” with respect to the business of the Company prepared in all material respects in compliance with Regulation S-K, but excluding any disclosure or Compensation Discussion and Analysis required by Item 402 of Regulation S-K);

provided, further, that in no event shall the Company Financing Information require the Company to deliver pro forma financial information or other financial information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, other than any pro forma information specified in clause (ii) above.

“Company Stock” means the shares of common stock of the Company, no par value per share.

“Compliant” means, with respect to the Company Financing Information, that (a) the Company’s auditors have not withdrawn, amended or qualified, or advised the Company or its Affiliates in writing that it intends to withdraw, amend or qualify any audit opinion with respect to any audited financial statements contained in the Company Financing Information, (b) none of the financial statements included in the Company Financing Information have been restated, amended or qualified, neither the

Company nor its Affiliates has announced any intention to, or determined it must, do so, and the Company, its Affiliates and their respective boards of directors (or equivalent body) have not determined that a restatement, amendment or qualification of any financial information included in the Company Financing Information is required or announced that any such restatement, qualification or amendment is under consideration or is a possibility; provided, that if any of the foregoing occurs, then such Company Financing Information shall be deemed not to be Compliant unless and until such restatement, amendment or qualification has been completed and the Company Financing Information has been amended to reflect such restatement, amendment or qualification (together with unqualified audit opinion), and (c) all Company Financing Information does not contain an untrue statement of material fact or omit to state any material facts necessary to make such Company Financing Information, in light of the circumstances under which they were made, not misleading, at any point throughout such period.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“Current Assets” means an amount (without double counting), as of the WC Effective Time without giving effect to the Transactions, equal to the Dollar amount of all current assets (excluding (a) cash and cash equivalents, (b) Tax assets, (c) accounts receivables owed by Affiliates of the Company) of the Company and (d) the Inventory referenced as excluded Inventory on Schedule 1.1(a) (determined in accordance with GAAP as adjusted as provided for herein). Schedule 1.1(a) sets forth a sample calculation of the Current Assets of the Company as of the Balance Sheet Date setting forth the types of assets expected to constitute “Current Assets”.

“Current Liabilities” means an amount (without double counting), as of the WC Effective Time without giving effect to the Transactions, equal to the sum of the Dollar amount of all current liabilities of the Company (determined in accordance with GAAP as adjusted as provided for herein), including accounts payable, royalties payable and other reserves (but excluding (a) any such reserves to the extent they relate to items that have been specifically excluded from this definition and (b) any Tax liabilities). For the avoidance of doubt, Current Liabilities shall not include any Indebtedness of the Company or any Transaction Expenses. Schedule 1.1(a) sets forth a sample calculation of the Current Liabilities of the Company as of the Balance Sheet Date setting forth the types of liabilities expected to constitute “Current Liabilities”.

“Debt Financing” means a Financing by the Purchaser on the terms and conditions described in the Financing Commitments.

“Dollars” or “$” means United States Dollars.

“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any federal, state or local law, common law, regulation, ordinance, bylaw or other applicable and binding legal authority, relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, Release or threatened Release of Hazardous Materials; (b) protection of human health; or (c) pollution or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” means Wilmington Trust, N.A. or another institution reasonably acceptable to parties hereto.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among the Purchaser, the Stockholder and the Escrow Agent in the form attached hereto as Exhibit A.

“Escrow Amount” means the Indemnification Escrow Amount plus the WC Escrow Amount.

“Escrow Release Time” means the first Business Day after the expiration of the Survival Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FDA” means United States Food and Drug Administration and any successor agency thereto.

“Financials” mean the 2017 Financials and the 2018 Financials.

“Financing” means the Purchaser’s financing of the Transactions through consummation of a Debt Financing, convertible note offering, sale of Purchaser Common Stock or other securities of the Purchaser on the Nasdaq Global Select Market, or any other third party financing.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Representations” means all representations and warranties set forth in Article III or Article IV of this Agreement other than the Special Representations and the Fundamental Representations.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Material” means: (a) any petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls; or (b) any waste, chemical, material or substance defined, controlled or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“Health Care Law” means all applicable Laws relating to the Company’s products, including such applicable Laws pertaining to: (a) the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs; (b) Permits required to be held by individuals and entities involved in the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of the Company’s products; (c) any federal health care program (as such term is defined in 42 USC section 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Medicare exclusion and civil money penalties, Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and all related rules and regulations of the foregoing and all equivalent applicable Law of other Governmental Entities; and (d) the privacy and security of patient-identifying health care information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.) and all related rules and regulations as may be applicable and equivalent applicable Law of other Governmental Entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person or its

Subsidiary: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments) (“Deferred Purchase Price”); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations of such Person as a lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any unpaid commissions, bonuses, unreimbursed employee expenses and severance (including paid time off) accrued in accordance with GAAP or earned prior to or at the Closing; (h) any deferred revenues or prepayments (other than Transaction Expenses); (i) any unpaid Pre-Closing Taxes of the Company; (j) any payables or other amounts owed to any Affiliate of the Company; (k) any mortgage or other obligation secured by a Lien; (l) all Liabilities for refunds to customers for payments received in error; and (m) the aggregate amount of all accrued interest payable on such items under clauses (a) through (l) and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (l) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Indemnification Escrow Amount” means an amount in cash equal to the Initial Retention Amount.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount plus any interest thereon and on any such interest, in accordance with the Escrow Agreement, as the same may be reduced from time to time by any payments to the Purchaser and the other Purchaser Indemnified Parties pursuant to Section 2.3(b), Section 9.4(f) or Section 9.5(b).

“Indemnifying Party” means the Purchaser or the Stockholder, as applicable.

“Insurer” means Liberty Surplus Insurance Corporation, in its capacity as insurer under the R&W Insurance Policy.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of the Company, wherever situated.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means those individuals listed on Exhibit C hereto.

“Key Employee Hire Documents” means the New Hire Documents by and between the Employer and each of the Key Employees, which shall become effective upon the Closing.

“Knowledge” or “Known” means, whether or not capitalized, with respect to the Company, the knowledge of Craig Harrison, Mark Salerno or Mary Anne Vernieri after a reasonable investigation and inquiry.

“Laws” means all constitutions, laws (including common law), statutes, regulations, ordinances, codes, orders, decrees, judgments, writs, injunctions, decisions, rules, standards, and rulings or any other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Entity.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any

Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, community or marital property interest, right of first offer, notice, negotiation or refusal, transfer restriction of any kind or other encumbrance of any sort.

“Loss” means any claim, action, proceeding, loss, Liability, damage (excluding punitive damages except in the case of a third-party claim), cost, interest, award, judgment, penalty, Tax, and expense, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

“made available to the Purchaser” means contained and accessible for a continuous period of at least forty eight (48) hours immediately prior to the date of this Agreement in the virtual data room hosted by SecureDocs, Inc. established by the Purchaser in connection with the Share Purchase.

“Marketing Period” means a period of ten (10) consecutive Business Days after the date hereof and beginning on the date (i) the Purchaser has received from the Company all of the Company Financing Information and throughout the end of which the Purchaser shall have the Company Financing Information (for the avoidance of doubt, if at any time during such ten (10) consecutive Business Days, any additional information becomes Company Financing Information, then the Marketing Period shall be deemed not have commenced until such additional information is provided that constitutes the Company Financing Information), and (ii) after which all of the conditions specified in Article VII hereof (other than those conditions therein that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing were to occur on any date within such period) have been and continue to be satisfied; provided, that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Company Financing Information but prior to the completion of such ten (10) consecutive Business Day period or during the three (3) Business Days after the final day of the Marketing Period, any such Company Financing Information would not be Compliant (it being understood that if any Company Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such ten (10) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until the Company Financing Information is provided and is Compliant throughout).

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations or capitalization of the Company, when viewed on a short, medium or long term horizon, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the industry in which the Company operates generally, (b) war, terrorism or hostilities, (c) any changes in general economic or business conditions or the financial or securities markets generally, (d) any change in GAAP or applicable Laws (or interpretation thereof), (e) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, (f) any failure in and of itself (as distinguished from any fact, condition, change, development, event or effect (other than as described in clauses (a) – (e) of this definition) giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period, and (g) taking or not taking any actions at the prior written direction of the Purchaser; provided, that in the case of clauses (a), (b), (c), (d) and (e), such fact, condition, change, development, event or effect does not have any disproportionate or unique material adverse effect on the Company.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Net Working Capital Target” means $4,050,000.00.

“New Hire Documents” means (i) an employment offer letter or other form of employment agreement, as determined by the Purchaser, (ii) a restrictive covenant agreement (that may include proprietary rights, confidentiality, noncompetition, non-solicitation and assignment of inventions provisions, as determined by the Purchaser in accordance with applicable Laws); provided, that the restrictive covenant agreement will only include a noncompetition covenant in the case of any Signing Employee, any Key Employee, any Transaction Bonus Pool Participants or any employee receiving an integration or retention bonus in an amount in excess of [***] as part of his or her employment offer letter or employment agreement, and (iii) such other agreements and documents as the Purchaser may reasonably require, in each case, which shall become effective upon the Closing.

“Permit” means all consents, licenses, permits, grants, agreements and authorizations required by any Governmental Entity to lawfully operate the business of the Company (including any pending applications for such all consents, licenses, permits, grants, agreements and authorizations).

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate procedures and for which there are adequate reserves set forth on the face of the Current Balance Sheet, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and/or (c) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, and easements.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the WC Effective Time.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of the Company attributable to any Pre-Closing Tax Period, (b) all Taxes of the Stockholder, any member of an Affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. Laws, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relates to an event or transaction occurring on or before the Closing Date, (d) the employer portion of any payroll or employment Taxes with respect to any payments arising as a result of the change of control payments, bonuses, severance, termination, or retention obligations or similar compensatory payments made by the Company to service providers in connection with the Transactions, and (e) 50% of any Transfer Taxes. Notwithstanding the foregoing, Pre-Closing Taxes shall not include (i) any Taxes taken into account in the final calculation of Closing Transaction Expenses or Closing Indebtedness and (ii) any incremental Taxes imposed on the Company or Stockholder (in each case, other than as a result of Code Section 1374 or any corresponding or similar provision of state or local law) arising as a result of the Section 338(h)(10) Election.

“Purchase Price” means the aggregate amount paid to the Stockholder pursuant to Section 2.1(b), as adjusted as contemplated by Section 2.3, and Section 2.1(f).

“Purchaser Common Stock” means Common Stock, par value $0.01 per share, of the Purchaser.

“Purchaser Common Stock Price” means the average of the closing sales price of a share of Purchaser Common Stock as quoted by The Nasdaq Stock Market LLC for the ten (10) consecutive trading days ending with the trading day that is two (2) trading days prior to the Closing Date (the “Closing Average”); provided, that, in the event that the Closing Average (a) exceeds $61.60, the Purchaser Common Stock Price shall mean $61.60 per share, or (b) is lower than $50.40, the Purchaser Common Stock Price shall mean $50.40 per share.

“Purchaser Indemnified Parties” means the Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives.

“Purchaser Stock Consideration” means the number of shares of Purchaser Common Stock determined by dividing $48,000,000.00 by the Purchaser Common Stock Price.

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy to be obtained by the Purchaser on the date hereof, with a policy limit equal to $24,000,000 and a retention amount equal to the Initial Retention Amount initially and covering certain Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Article IX of this Agreement.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Restricted Shares” means all shares of Purchaser Common Stock issuable hereunder other than shares of Purchaser Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) with respect to which the holder thereof shall have delivered to the Purchaser either (i) an opinion of counsel in form and substance reasonably satisfactory to Purchaser, delivered by counsel reasonably satisfactory to the Purchaser, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Purchaser Common Stock may be effected without registration under the Securities Act.

“Retention Amount” means the then-current retention amount pursuant to the R&W Insurance Policy. The initial Retention Amount is $2,400,000 (the “Initial Retention Amount”).

“Sales Tax Liability” means a Liability for a Pre-Closing Tax Period that relates to sales, use or substantially similar taxes (together with any associated interest, penalties or additions to tax) in any state (or any local jurisdiction therein), including any such taxes or other amounts arising out of or resulting from the failure to file related tax returns and/or to remit any such sales taxes in any such state or local jurisdiction.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments, schedules or supplements of any of the foregoing.

“Transaction Expenses” means any Liabilities incurred by or on behalf of the Stockholder or the Company (or any Affiliate thereof, if required to be paid by the Company) in connection with the negotiation and execution of this Agreement and/or the Ancillary Agreements (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts), the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder and the consummation of the Transactions (including any fees and expenses associated with obtaining any terminations or amendments contemplated hereby, or any waivers, consents or approvals of any Person), any Liabilities that may become due and payable by the Company or the Stockholder as a result of the Transactions (including all brokers’, finders’ or similar fees owed by any such Person in connection with the Transactions) and any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by or due from the Company that are triggered by the Transactions, including, for the avoidance of doubt, the Transaction Bonus Pool, the employer portions of any payroll or employment Taxes with respect to any such change of control payments, bonuses, severance, termination or retention obligations or similar compensatory payments made by the Company to service providers in connection with the Transactions, any payments owed to the Stockholder (other than pursuant to the Signing Hire Documents and the Purchase Price to be paid hereunder), and any payments or premiums for any tail insurance policy required by Section 6.11(a). For the avoidance of doubt, Transaction Expenses shall not include any filing fees related to the HSR Act or any accrued but unpaid Audit Costs.

“Transactions” means the Share Purchase and the other transactions contemplated hereby or by any Ancillary Agreement.

“WC Escrow Amount” means an amount in cash equal to $1,000,000.

“WC Escrow Fund” means the WC Escrow Amount plus any earnings (including interest and dividends) on the WC Escrow Amount and on any such earnings in accordance with the Escrow Agreement, as the same may be reduced from time to time by the amount of any payments to the Purchaser pursuant to Section 2.9(b).

“WC Escrow Release Time” means the first Business Day after the two (2) year anniversary of the Closing Date.

“Willful Breach” means (a) a breach of a representation or warranty contained in Article III, Article IV or Article V of this Agreement that the breaching party knows is a misrepresentation of such representation or warranty or (b) a breach of a covenant contained in this Agreement that the breaching party knows is a breach of such covenant.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
125 Plan	6.10
19.9% Threshold	2.1(e)
401(k) Plan	6.10
Accountant	2.3(b)(ii)
Actual Tax Adjustment Amount	2.5(d)
Adjustment Amount	2.3(b)(iii)
Agreement	Preamble
Allocation Schedule	2.5(c)
Anniversary Transaction Bonus	6.13
Antitrust Filings	6.6(b)(i)
Antitrust Laws	3.5
Arbitrator	11.8(a)
Audit Costs	6.15
Binder Agreement	5.8
Charter Documents	3.1(a)
Claim Date	9.4(b)
Claims	6.12
Closing	2.2
Closing Cash	2.3(b)(iii)
Closing Date	2.2
Closing Indebtedness	2.3(b)(iii)
Closing Net Working Capital	2.3(b)(iii)
Closing Transaction Expenses	2.3(b)(iii)
Company	Preamble
Company Intellectual Property	3.12(a)
Company Products	3.12(a)
Company Registered Intellectual Property	3.12(a)
Company Representative	6.2(a)
Company Technology	3.12(a)
Company Third Party Claim	9.6
Confirmatory Assignment Agreement	2.4(b)(xiii)
Consultant Proprietary Information Agreement	3.12(l)
Contingent Worker	3.21(a)
Continuing Employees	6.9
Contributor	3.12(l)
Current Balance Sheet	3.6(a)
Customer	3.23(b)
D&O Indemnified Parties	6.11(b)
Deferred Purchase Price	Article I
Disclosure Schedule	Article III
Dispute Notice	2.3(b)(ii)
EAR	3.28
Employee Proprietary Information Agreement	3.12(l)
Employer	6.9
Environmental Permits	3.18(a)
Estimated Cash	2.3(a)(i)
Estimated Closing Balance Sheet	2.3(a)(i)
Estimated Indebtedness	2.3(a)(i)
Estimated Net Working Capital	2.3(a)(i)
Estimated Tax Adjustment Amount	2.1(b)(i)
Estimated Transaction Expense	2.3(a)(i)

Term	Section
Estimated Working Capital Statement	2.3(a)(i)
Excluded Claims	6.12
FCPA	3.29
Filing Date	11.8(b)
Final Working Capital Statement	2.3(b)(ii)
Financing Agreements	6.14(a)
Financing Commitments	5.7
FIRPTA Compliance Certificates	2.4(b)(ii)
Fundamental Representations	9.1
Funded Indebtedness	6.8
Hearing	11.8(b)
Improvements	3.11(g)
Indemnifiable Matters	9.2(a)
Indemnified Party	9.3(a)
Indemnifying Stockholder Proceeds	9.3(b)
Infringement or Infringe	3.12(a)
Initial Working Capital Statement	2.3(b)(i)
Intellectual Property	3.12(a)
Intellectual Property Rights	3.12(a)
Interested Party	3.14(a)
Issued Shares	2.1(e)
ITAR	3.28
Lenders	5.7
Material Contract or Material Contracts	3.13(b)
Moral Rights	3.12(a)
NDA	6.4
Objection Deadline	9.4(c)(i)
Objection Notice	9.4(c)(i)
OFAC	3.28
Offered Employees	6.9
Offering Document	Article I
Officer’s Certificate	9.4(b)
Official	3.29
Outside Date	10.1(b)
Patents	3.12(a)
Payable Claim	9.4(e)
Personal Information	3.12(o)
Pre-Closing Period	6.1(a)
Privileged Communications	11.15(b)
Proposal	6.2(a)
Purchaser	Preamble
Purchaser Closing Deliveries	2.4(a)
Purchaser Fundamental Representations	9.1
Purchaser SEC Reports	5.6
Registered Intellectual Property	3.12(a)
Related Party Transaction	9.2(a)(vi)
Releasor	6.12
Remedies	6.6(c)(i)
Required Consents	6.8
Resolved Claims	9.4(d)

Term	Section
Section 338(h)(10) Election	2.5(a)
Seller Law Firm	11.15(a)(i)
Seller Parties	Preamble
Seller Party Closing Deliveries	2.4(b)
Seller Party Fundamental Representations	9.1
Settled Claims	9.4(d)
Share Purchase	2.1(a)
Shrink-Wrap Code	3.12(a)
Signing Employees	Recitals
Signing Hire Documents	Recitals
Special Representation Cap	9.3(b)
Special Representations	9.1
Standard Form Agreements	3.12(g)
Stockholder	Preamble
Supplier	3.23(a)
Survival Date	9.1
Tax Adjustment Payment	2.5(d)
Tax Contest	8.2(a)
Technology	3.12(a)
Third Party Claim	9.6
Third Party Service Provider	3.12(o)
Trade Secrets	3.12(a)
Trademarks	3.12(a)
Transaction Bonus Pool	6.13
Transaction Bonus Pool Participant	6.13
Transaction Payment Allocation	6.13
Transfer Taxes	8.5
Unobjected Claim	9.4(c)(ii)
Unresolved Claim	9.4(e)
WARN	3.21(d)
WC Effective Time	2.3(a)(i)

ARTICLE II

THE STOCK PURCHASE

2.1 Purchase and Sale.

(a) Purchase and Sale of Company Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stockholder shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Stockholder, all of the Stockholder’s right, title and interest in and to all of the outstanding Company Stock, free and clear of any and all Liens (the “Share Purchase”), in exchange for the consideration specified herein.

(b) Payments at the Closing on Company Stock. In full consideration for the transfer of Company Stock as set forth in Section 2.1(a) (in addition to any Tax Adjustment Payment that may be payable in accordance with Section 2.5(d)), simultaneously with the Closing, the Purchaser shall:

(i) pay or cause to be paid to the Stockholder the Closing Cash Consideration, plus, for the Stockholder’s agreement to join in the Section 338(h)(10) Election, an amount equal to [***] (the “Estimated Tax Adjustment Amount”), which payment shall be made by wire transfer of immediately available funds in accordance with wire instructions delivered by the Stockholder to the Purchaser at least three (3) Business Days prior to Closing;

(ii) issue to the Stockholder the Purchaser Stock Consideration;

(iii) deposit, or cause to be deposited, the Escrow Amount by wire transfer of immediately available funds with the Escrow Agent in accordance with Section 9.5;

(iv) pay, on behalf of the Company, the holders of Funded Indebtedness, by wire transfer of immediately available funds in accordance with the payoff letters as set forth in Section 2.4(b)(xi), the aggregate amount of the Estimated Indebtedness for the Funded Indebtedness that is due and payable at the Closing; and

(v) pay, on behalf of the Company and the Stockholder, as applicable, by wire transfer of immediately available funds to accounts of the applicable third-party service providers, the aggregate amount of the Estimated Transaction Expenses that is due and payable at the Closing.

(c) Legend on Stock Certificates. The certificates representing the shares of Purchaser Common Stock issuable pursuant to Section 2.1(b)(ii), shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any shares of Purchaser Common Stock issuable hereunder shall cease to be Restricted Shares, the Purchaser shall, upon the written request of the Stockholder, issue to such holder a new certificate representing such shares of Purchaser Common Stock without the legend required by this Section 2.1(c).

(d) Withholding. The Purchaser (or any of its agents or Affiliates, as the case may be) shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax Law. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the withholding was made.

(e) Purchase Stock Consideration. In no event shall the aggregate number of shares of Purchaser Common Stock issued hereunder (the “Issued Shares”) exceed a number of shares equal to 19.9% of the number of shares of Purchaser Common Stock outstanding immediately prior to the Closing (the “19.9% Threshold”). In the event that the number of shares of Purchaser Common Stock otherwise comprising the Issued Shares would exceed the 19.9% Threshold, the number of shares of Purchaser Common Stock issued as part of the Purchase Price will be cut back to the 19.9% Threshold and the cash paid as part of the Purchase Price will be increased by an amount equal to the Purchaser Common Stock Price with respect to each cut back share of Purchaser Common Stock.

(f) Anniversary Transaction Bonus; Earnout Amount. Following the Closing, the Purchaser (or an Affiliate thereof) shall pay any Anniversary Transaction Bonus and the Earnout Amount, as applicable, to the applicable Persons as provided for in Schedule 2.1(f). Unless otherwise required by applicable Law or the Code, for applicable income Tax purposes, no party hereto shall take any Tax filing position inconsistent with the characterization that the Earnout Amount paid to the Stockholder (if any) as provided for in Schedule 2.1(f) is intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local law, as appropriate.

2.2 Closing. Unless this Agreement is earlier terminated in accordance with Section 10.1, the closing of the Share Purchase (the “Closing”) shall take place (a) on a Business Day as promptly as practicable (and in any event within three (3) Business Days) after the satisfaction or, if permissible by the express terms of this Agreement, waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) at such other time and date as the parties hereto may agree in writing; provided, however, that unless otherwise agreed to in writing by the Purchaser and the Stockholder, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing Date shall mean the earlier of (i) a date during the Marketing Period specified by the Purchaser on no fewer than three (3) Business Days’ prior notice to the Stockholder and (ii) three (3) Business Days after the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions)). The Closing shall take place remotely via the exchange of documents and signature pages or at such location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3 Post-Closing Adjustments.

(a) Preparation of Estimated Working Capital Statement.

(i) The Company shall prepare in good faith and, at least three (3) Business Days prior to the Closing Date, deliver to the Purchaser (A) an estimated balance sheet of the Company, which shall be in form and substance reasonably acceptable to the Purchaser, as of 11:59 p.m. on the Closing Date (the “WC Effective Time”) without giving effect to the Transactions, reflecting thereon the Company’s best estimate of all balance sheet items of the Company (the “Estimated Closing Balance Sheet”, and together with the estimated calculations referenced below, the “Estimated Working Capital Statement”), (B) the Net Working Capital of the Company, based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”), (C) the unpaid Transaction Expenses as of immediately prior to the Closing (“Estimated Transaction Expenses”), (D) the unpaid Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”) and (E) Cash (“Estimated Cash”). The Estimated Closing Balance Sheet, the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash shall be prepared in accordance with GAAP and the definitions of such terms. The Company shall also provide reasonable detail supporting each such calculation.

(ii) Following receipt of the Estimated Working Capital Statement, the Company shall permit the Purchaser and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Working Capital Statement, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Working Capital Statement in order to respond to the reasonable inquiries of the Purchaser. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Working Capital Statement (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash).

(b) Preparation of Final Working Capital Statement.

(i) As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Stockholder (A) a balance sheet of the Company as of the WC Effective Time, reflecting thereon the Purchaser’s determination of the balance sheet of the Company as of the WC Effective Time without giving effect to the Transactions, (B) the Net Working Capital of the Company, (C) the unpaid Transaction Expenses as of immediately prior to the Closing, (D) the unpaid Indebtedness of the Company as of immediately prior to the Closing and (E) Cash (the “Initial Working Capital Statement”).

(ii) Unless the Stockholder delivers the Dispute Notice within forty-five (45) days after receipt of the Initial Working Capital Statement, such Initial Working Capital Statement shall be deemed the “Final Working Capital Statement”, shall be binding upon the Stockholder and the Purchaser and shall not be subject to dispute or review. If the Stockholder disagrees with the Initial Working Capital Statement, the Stockholder may, within forty-five (45) days after receipt thereof, notify the Purchaser in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Initial Working Capital Statement, including all supporting documentation thereto, and the Stockholder shall be deemed to have agreed with all other items and amounts contained in the Initial Working Capital Statement delivered pursuant to this Section 2.3(b)(ii). If the Stockholder timely delivers a Dispute Notice to the Purchaser, the Purchaser and the Stockholder shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the Purchaser and the Stockholder are able to resolve such dispute, the Initial Working Capital Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Working Capital Statement” and shall be conclusive and binding upon the Stockholder and the Purchaser and shall not be subject to dispute or review. If the Purchaser and the Stockholder are unable to resolve the dispute within fifteen (15) days after receipt by the Purchaser of the Dispute Notice, the Purchaser and the Stockholder shall submit the dispute to a nationally recognized independent accounting firm selected by the Purchaser and the Stockholder which shall not have been engaged for any material matter, directly or indirectly, by any party hereto within the preceding two years (the “Accountant”). The Accountant shall be directed to act as an expert and not an arbiter and shall be directed to determine only those items that remain in dispute on the Initial Working Capital Statement. Each of the Purchaser and the Stockholder shall furnish to the Accountant such workpapers and other documents and information relating to such objections as the Accountant may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Accountant. Each of the Purchaser and the Stockholder shall assign a value to each disputed item and the Accountant shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement), but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party. Promptly, but no later than thirty (30) days after engagement, the Accountant shall deliver a written report to the Purchaser and the Stockholder as to the resolution of the disputed items and the resulting calculation of Net Working Capital, Transaction Expenses, Indebtedness and Cash. The calculations of Net Working Capital, Transaction Expenses, Indebtedness and Cash, to the extent disputed, as determined by the Accountant shall be deemed the final calculations thereof, and the Final Working Capital Statement (including such updated calculations) shall be conclusive and binding upon the Stockholder and the Purchaser and shall not be subject to dispute or review. The fees and expenses of the Accountant in connection with the resolution of disputes pursuant to this Section 2.3(b)(ii) shall be paid (A) by the Stockholder, if the Purchaser’s calculation of the portion of the Initial Working Capital Statement in dispute is closer to the Accountant’s determination than the Company’s calculation thereof in the aggregate, (B) by the Purchaser, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Stockholder and the Purchaser. The Purchaser and the Stockholder agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Final Working Capital Statement and in the conduct of the reviews referred to in this Section 2.3(b)(ii), including the making promptly available to the extent necessary of books, records, work papers and personnel.

(iii) The Closing Cash Consideration shall be adjusted, dollar for dollar, downwards to the extent that the Adjustment Amount (as defined below) is negative and upwards to the extent the Adjustment Amount is positive. The “Adjustment Amount” means an amount equal to the sum of (A) the Net Working Capital set forth on the Final Working Capital Statement (the “Closing Net Working Capital”) minus the Estimated Net Working Capital, (B) the Estimated Transaction Expenses minus the Transaction Expenses set forth on the Final Working Capital Statement (the “Closing Transaction Expenses”), (C) the Estimated Indebtedness minus the amount the Indebtedness set forth on the Final Working Capital Statement (the “Closing Indebtedness”) and (D) the Cash set forth on the Final Working Capital Statement (the “Closing Cash”) minus the Estimated Cash. Within three (3) Business Days following the determination of the Closing Net Working Capital, the Closing Transaction Expenses, the Closing Indebtedness and the Closing Cash in accordance with Section 2.3(b)(iii), (A) if the Adjustment Amount is negative, the Purchaser shall be entitled to first recover from the WC Escrow Fund and then, to the extent necessary, from the Indemnification Escrow Fund an amount equal to the absolute value of the Adjustment Amount (which amount shall be payable by the Escrow Agent to the Purchaser within three (3) Business Days of such determination), or to the extent of any shortfall, from the Stockholder directly, and (B) if the absolute value of the Adjustment Amount is less than the amount in the WC Escrow Fund or the Adjustment Amount is positive, the Stockholder shall be promptly paid in cash an amount equal to the Adjustment Amount by the Purchaser by wire transfer of immediately available funds to a bank account designated in writing by the Stockholder. For any release from the WC Escrow Fund and/or the Indemnification Escrow Fund pursuant to this Section 2.3(b)(iii), the Purchaser and the Stockholder shall deliver to the Escrow Agent a joint written instruction as promptly as possible following such determination to make the payments in accordance with this Section 2.3(b)(iii).

2.4 Closing Deliveries.

(a) Closing Deliveries of the Purchaser. In addition to the payments provided for in Section 2.1(b), at the Closing, the Purchaser shall have delivered or caused to be delivered to the Stockholder (collectively, the “Purchaser Closing Deliveries”):

(i) executed counterparts of each Ancillary Agreement to which the Purchaser is a party;

(ii) a certificate from the Purchaser, validly executed by an authorized officer of the Purchaser, to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied; and

(iii) a certificate, dated as of the Closing Date and executed on behalf of the Purchaser by an officer of the Purchaser, certifying the resolutions of the Board of Directors of the Purchaser approving, in accordance with the provisions of the Purchaser’s certificate of incorporation, bylaws and applicable Law, this Agreement, the Transactions and the Ancillary Agreements to which the Purchaser is a party.

(b) Closing Deliveries of the Seller Parties. At the Closing, the Seller Parties shall have delivered or caused to be delivered to the Purchaser (collectively, the “Seller Party Closing Deliveries”):

(i) executed counterparts of each Ancillary Agreement to which any Seller Party is a party;

(ii) a properly executed copy of IRS Form W-9 from each Seller Party and certificates as to the non-foreign status of each of the Seller Parties in form and substance as required by Section 1.1445-2(b)(2) of the Treasury Regulations in form and substance reasonably acceptable to the Purchaser (the “FIRPTA Compliance Certificates”);

(iii) a certificate or certificates representing the Company Stock accompanied by a duly executed share transfer deed for the transfer to the Purchaser of the Company Stock, in form and substance reasonably satisfactory to the Purchaser; provided, that in the event the certificate or certificates representing the Company Stock have been lost, stolen or destroyed, the Seller Parties shall deliver in lieu thereof an affidavit of loss with respect to such certificate(s), together with a customary indemnification in form reasonably satisfactory to the Purchaser;

(iv) an executed Director and Officer Resignation and Release Letter in substantially the form attached hereto as Exhibit B, effective as of the Closing, for each officer and director of the Company (unless otherwise instructed in writing by the Purchaser prior to the Closing);

(v) copies of each of the Required Consents listed on Schedule 2.4(b)(v), which shall have been obtained, not repudiated, in full force and effect and in form and substance satisfactory to the Purchaser;

(vi) a certificate from the Company, validly executed by its Chief Executive Officer, to the effect that, as of the Closing, the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), and Section 7.2(d) have been satisfied;

(vii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying: (A) a true and complete copy of the Company’s certificate of incorporation, including all amendments thereto; (B) a true and complete copy of the Company’s bylaws, including all amendments thereto; and (C) resolutions of the Board of Directors of the Company and the Stockholder approving, in accordance with the provisions of such certificate of incorporation, such bylaws and applicable Law, this Agreement, the Transactions and the Ancillary Agreements to which the Company is a party;

(viii) certificates of good standing for the Company issued not earlier than three (3) Business Days prior to the Closing Date by the Department of the Treasury, Division of Revenue and Enterprises Services of the State of New Jersey;

(ix) each of the terminations to the Contracts listed on Schedule 2.4(b)(ix), which shall have been obtained, not repudiated, in full force and effect and in form and substance reasonably acceptable to the Purchaser;

(x) each of the amendments to the Contracts listed on Schedule 2.4(b)(x), which shall have been obtained, not repudiated, in full force and effect and in form and substance reasonably acceptable to the Purchaser;

(xi) payoff letters in form and substance reasonably acceptable to the Purchaser from each Person holding any Funded Indebtedness of the Company set forth on Schedule 2.4(b)(xi), together with evidence of full releases of any and all Liens (i) against any Company Stock, and (ii) other than Permitted Liens, against any assets of the Company, in form and substance reasonably acceptable to the Purchaser;

(xii) an Internal Revenue Service Form 8023 and, as requested by the Purchaser, any similar forms under applicable state, local and foreign income Tax Law, duly executed by the Stockholder, electing, pursuant to Section 338(h)(10) of the Code (or such corresponding or similar provision of state or local Tax Law), to treat the Share Purchase as a purchase of assets for United States federal and applicable state, local and foreign income tax purposes; and

(xiii) invention assignment agreements in form and substance reasonably satisfactory to the Purchaser (each, a “Confirmatory Assignment Agreement”) for any Person listed on Section 2.4(b)(xiii) of the Disclosure Schedule.

2.5 Section 338 Elections; Tax Treatment.

(a) The Stockholder shall join with the Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign Tax Law) with respect to the Share Purchase (collectively, the “Section 338(h)(10) Election”). The Stockholder shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent required by applicable Law and, for the avoidance of doubt, any incremental Taxes imposed on the Company (other than as a result of Code Section 1374 or any corresponding provision of state or local law) arising as a result of the Section 338(h)(10) Election, shall not be Pre-Closing Taxes and shall be paid by the Company, at the direction of Purchaser, after the Closing Date.

(b) The Stockholder and the Purchaser shall cooperate fully with each other in the making of the Section 338(h)(10) Election. The Stockholder shall deliver to the Purchaser an executed IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and any corresponding forms identified by the Purchaser under applicable state or local Law with respect to such election, in each case duly executed by the Stockholder, and at any later time reasonably requested by the Purchaser, any other documents and forms identified by the Purchaser under applicable Law with respect to such election. Purchaser shall properly and timely file the IRS Form 8023 (and any other form and document referred to in this Section 2.5(b) permitted under applicable Law to be filed solely by Purchaser) and provide fully executed copies of such IRS Form 8023 (and such other forms and documents) to the Stockholder within ten (10) days after filing.

(c) The parties hereto agree that the Share Purchase will be treated for U.S. federal and applicable state and local income tax purposes as a purchase of the assets, and assumption of certain liabilities, of the Company and shall take no position inconsistent therewith on a Tax Return, in any proceeding before any Tax authority or otherwise with respect to Taxes. Prior to ninety (90) days after the final determination of the Final Working Capital Statement, the Purchaser shall deliver to the Stockholder a schedule allocating the Purchase Price (including any liabilities of the Company treated as consideration for the assets of the Company for U.S. federal income Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. Purchaser shall consider any comments the Stockholder may have to the Allocation Schedule in good faith. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule. The Stockholder and the Purchaser agree to file their respective Internal Revenue Service Forms 8883 (Asset Allocation Statement Under Section 338) and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

(d) Notwithstanding anything in the Agreement to the contrary, as additional consideration for the Stockholder’s agreement to join in the Section 338(h)(10) Election, Purchaser will pay to Stockholder, in cash, the excess (if any) of (i) the actual amount of additional consideration necessary to cause Stockholder’s after-Tax net proceeds from the sale of the Company Stock with a Section 338(h)(10) Election to be equal to the after-Tax net proceeds that Stockholder would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local income Tax implications (such clause (i), the “Actual Tax Adjustment Amount”) over (ii) the Estimated Tax Adjustment Amount (any such excess of the Actual Tax Adjustment Amount over the Estimated Tax Adjustment Amount, the “Tax Adjustment Payment”). The Actual Tax Adjustment Amount shall be computed (A) without regard to (i) any Tax imposed by Section 1374 of the Code, (ii) any tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), (B) in a manner limited to income Taxes and based on actual income Tax rates, (C) without regard to any timing difference resulting from reporting any gain from the sale transaction pursuant to this Agreement under the installment method under Section 453 of the Code and (D) assuming that all payments under this Section 2.5(d) constitute additional purchase price for all relevant Tax purposes. For the avoidance of doubt, if any payment of the Earnout Amount is paid to the Stockholder, such amount shall be included in the calculation of the Actual Tax Adjustment Amount. Upon the later of (i) sixty (60) days after the due date (with customary extension not in excess of six months) of the Stockholder’s income tax returns for the taxable year which includes the Closing Date or (ii) sixty (60) days after the final determination and payment of the Earnout Amount, the Stockholder shall determine whether any Tax Adjustment Payment is owing and, if so, shall deliver its calculation of such Tax Adjustment Payment to the Purchaser for its review and approval. If the Stockholder does not so deliver its calculation of the Tax Adjustment Payment by such due date, the Purchaser shall have no obligation to pay the Tax Adjustment Payment pursuant to this Section 2.5(d). The Stockholder’s calculation of any Tax Adjustment Payment shall be deemed final unless the Purchaser notifies the Stockholder in writing that the Purchaser objects within twenty (20) Business Days after the Stockholder’s delivery of a written statement setting forth the Tax Adjustment Payment to the Purchaser. The Stockholder’s written statement setting forth the Tax Adjustment Payment shall include reasonable supporting documentation and calculations (including excel spreadsheets) and following such delivery any other information reasonably requested by the Purchaser to review and calculate the Tax Adjustment Payment (which may include pro forma income tax returns of the Stockholder). In the event of any such objection by the Purchaser, the Stockholder and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Stockholder and the Purchaser are unable to resolve any dispute with respect to the Tax Adjustment Payment within thirty (30) days after the delivery of the Purchaser’s dispute notice, any such items that remain in dispute shall be resolved by the Accountant. The Purchaser and the Stockholder shall instruct the Accountant to resolve any such remaining items in dispute in accordance with the provisions of this Agreement and the Accountant shall be bound to make its determination in accordance with the requirements of this Section 2.5(d) and the final Allocation Schedule. The fees and expenses of the Accountant for resolution of a dispute with respect to the Tax Adjustment Payment pursuant to this Section 2.5(d) shall be borne equally by the Stockholder and the Purchaser. Except as set forth in Section 2.5(e), the Tax Adjustment Payment shall be a one-time determination and payment (if any) and the Purchaser shall have no obligations pursuant to this Section 2.5(d) or otherwise after the payment (if any) of the Tax Adjustment Payment.

(e) If a Governmental Entity initiates a Tax Contest within the three (3) year period following the due date (with customary extension not in excess of six months) of the Stockholder’s income tax returns for the taxable year which includes the Closing Date, and such Tax Contest results in a final adjustment to any income Tax Return of the Stockholder which increases the amount of the Actual Tax Adjustment Amount beyond the amount of the sum of the Estimated Tax Adjustment Amount and the Tax Adjustment Payment (each as finally determined), Purchaser shall pay to the Stockholder such increased Actual Tax Adjustment Amount (to the extent in excess of the sum of the Estimated Tax Adjustment Amount and the Tax Adjustment Payment) as set forth by the Stockholder in a written notice to the Purchaser, which such amount, calculation, documentation and Purchaser approval thereof shall be subject to the provisions of Section 2.5(d). The parties agree any such audit or examination relating to the Code Section 338(h)(10) Election shall be subject to the provisions of Section 8.2(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party hereby jointly and severally represents and warrants to the Purchaser as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, subject to Section 11.13) supplied by the Seller Parties to the Purchaser (the “Disclosure Schedule”) concurrently with the execution of this Agreement:

3.1 Organization; Authority and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or to consummate the Transactions and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the Transactions. The Company has made available to the Purchaser a true and correct copy of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). The Board of Directors has not approved or proposed any other amendments to the Charter Documents. Section 3.1(a)(i) of the Disclosure Schedule lists the respective directors, managers, partners and officers of the Company. Section 3.1(a)(ii) of the Disclosure Schedule lists, by legal entity, every state or foreign jurisdiction in which the Company has employees or facilities or otherwise is required to register to conduct business since January 1, 2015, whichever is later. Section 3.1(a)(iii) of the Disclosure Schedule lists each predecessor entity of the Company and any other name under which the Company has previously operated.

(b) The Company has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly authorized, executed and delivered by the Company and the obligations of the Company hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Company in accordance with their respective terms.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Stock. (i) 400 shares of Company Stock are issued and outstanding, and (ii) there is no other issued and outstanding capital stock or other securities of the Company and no commitments or agreements to issue any Company Stock or other securities of the Company. There are no shares held in the treasury of the Company. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Liens, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. The Stockholder is the sole legal and beneficial owner of, and has good and marketable title, free and clear of all Liens, to, all of the outstanding Company Stock and such interest constitutes the entire interest of the Stockholder in the issued and outstanding share capital or voting securities of the Company and no other Person has any right, title or interest in or to the Company Stock. There are no warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Stock or obligating the Company to grant or otherwise amend or enter into any such warrant, call, right, commitment or agreement. The Company has no outstanding options, restricted stock units, restricted shares, stock appreciation right, profit participation, “phantom equity” or any other type of equity instrument or any plan or similar arrangement pursuant to which it has reserved Company Stock for issuance; the Company has never promised (in writing or otherwise) any such equity instrument to any Person. The Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity related compensation to any Person. There have been no (interim) dividends or other distributions with respect to any shares of Company Stock, and there are no declared or accrued but unpaid (interim) dividends or other distributions with respect to any shares of Company Stock. There are no outstanding bonds, debentures, notes or other obligations, granting its holder the right to vote on any matters on which stockholders of the Company may vote (or which are convertible into or exercisable for securities having the right to vote).

(b) All outstanding shares of Company Stock have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(c) As a result of the Share Purchase, as of the Closing, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Stock and all rights to acquire or receive any shares of Company Stock, whether or not such shares of Company Stock are outstanding.

(d) Except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, or (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Stock.

(e) Section 3.2(e) of the Disclosure Schedule lists all of the former owners of any Company Stock or other equity of the Company, and the approximate date on which such Company Stock or other equity was sold or otherwise disposed of by such owners.

3.3 Subsidiaries. The Company does not have, and has never had, any Subsidiary. Except as set forth on Section 3.3 of the Disclosure Schedules, the Company does not control, directly or indirectly, or have (or has ever had) any direct or indirect equity participation or similar interest in, or any obligations to acquire any equity securities of or make any contribution to or debt or equity investment in, any Person.

3.4 No Conflict. The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which it is a party, and the consummation of the Share Purchase or any other Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Company Stock pursuant to, (a) any provision of the Charter Documents, (b) any Contract to which the Company is a party or by which any of the Company’s properties or assets may be bound, or (c) any Laws applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts to which the Company is a party or by which the Company’s properties or assets may be bound as are required thereunder in connection with the Transactions, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Company will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

3.5 Governmental Consents and Approvals. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company is a party or the consummation of the Share Purchase and the other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and (b) such filings and notifications as may be required under the HSR Act, or any other applicable federal, state or foreign Laws or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by the Company, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

3.6 Company Financial Statements.

(a) Section 3.6(a) of the Disclosure Schedule sets forth the Financials. The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s audited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) Section 3.6(b) of the Disclosure Schedule sets forth a true and correct list of the revenue of the Company from sources in each country other than the United States, on a country-by-country basis, during the twelve (12) months ended on December 31, 2018 (determined in accordance with GAAP, which shall be applied in a manner consistent with the Financials).

(c) The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s specific or general authorization.

3.7 No Undisclosed Liabilities, No Material Adverse Effect; Ordinary Course.

(a) The Company has no Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and are not material in nature or amount, or (iii) have arisen since the date hereof and do not arise from a violation of Section 6.1 hereof. The Company has no outstanding Funded Indebtedness as of the date hereof.

(b) Since the Balance Sheet Date, there has not occurred any Material Adverse Effect.

(c) Since the Balance Sheet Date, except as set forth on Section 3.7 of the Disclosure Schedule, the Company taken no action that, if taken after the date hereof, would require the Purchaser’s consent under Section 6.1(c).

3.8 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth or reflected in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien other than a Permitted Lien on any accounts receivable of the Company and no agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than in the ordinary course of business. Section 3.8(a) of the Disclosure Schedule sets forth the aging of the accounts receivable of the Company as of the close of business on April 24, 2019.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than thirty (30) days in its payment. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and in a manner consistent with its past practices, and the Company has not materially delayed any such payments.

3.9 Tax Matters.

(a) The Company has (i) prepared and timely filed all Tax Returns required to be filed by the Company and all such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and (ii) timely paid all Taxes that were due and payable (whether or not shown on a Tax Return).

(b) The Company has paid or withheld with respect to its employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and has timely paid over any such Taxes to the appropriate authorities.

(c) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is still in effect.

(d) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and to the Knowledge of the Company, no such action or proceeding is being contemplated. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority, which adjustment has not been resolved. There are no matters relating to Taxes under discussion between any Tax authority and the Company.

(e) The Company has delivered to the Purchaser or made available to the Purchaser, copies of all income and other material Tax Returns for the Company filed for all periods since and including the taxable period ended December 31, 2016.

(f) No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) The Company (i) has never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, other than any agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes or Tax Returns, (ii) has no Liability for the Taxes of any Person (other than Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise or (iii) has never been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(h) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) There are no Liens on the assets of the Company relating or attributable to Taxes other than clause (a) of the definition of Permitted Liens.

(j) The Company has not engaged in a “listed transaction,” as set forth in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b)(2).

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing Date, (ii) any prepaid amount or deferred revenue received or accrued prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (iv) a change in the method of accounting made prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax law), (v) an election under Section 108(i) of the Code, or (vi) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(m) The Company is not subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(n) The Company is not a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(o) The Company has made available to the Purchaser all documentation relating to any Tax holidays or incentives currently applicable to the Company. To the Knowledge of the Company, no amounts attributable to any Tax holidays or Tax incentives will be required to be repaid or reimbursed by the Company as a result of the Transactions.

(p) The Company has not been and is not subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(q) The Company (and any predecessors of the Company or any entity merged or liquidated into the Company) has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code at all times since its inception and the corresponding provisions of the income tax Laws of the states and local jurisdictions in which the Company has and is required to file Tax Returns, and the Company has filed all forms and taken all actions necessary to maintain such status and will be an S corporation as of the Closing. Such S corporation election has not been terminated or revoked, whether intentionally or otherwise, including by operation of law, at any time, other than with respect to the transactions pursuant to this Agreement. The Company has, and at all times has had, only one class of equity securities (other than with respect to any differences in voting rights) and does not have any outstanding options, contracts or other arrangements that would constitute a second class of equity securities within the meaning of Section 1361(b)(1)(D) of the Code and the Treasury Regulations issued thereunder.

(r) If a Section 338(h)(10) Election is made, the Company will not be liable for any Tax under Section 1374 of the Code (or any corresponding or similar provision of state or local Tax Law). The Company has not, in the past five (5) years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(s) Other than the Purchaser Stock Consideration issued in connection with this Agreement, no Seller Party directly or indirectly owns any shares of capital stock of the Purchaser, including by way of the constructive ownership rules in Code Section 318 (other than Code Section 318(a)(4)).

3.10 Restrictions on Business Activities. Except as set forth on Section 3.10 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property and assets (including tangible and intangible property and assets) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, except as set forth on Section 3.10 of the Disclosure Schedule, the Company has not entered into any Contract under which the Company is, or may become, restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

3.11 Title to Real and Personal Properties; Absence of Liens.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company does not own any real property, nor has the Company ever owned any real property.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company has not entered into, nor is bound by, any lease, lease guaranty, sublease, agreement for the leasing, tenancy, license, other use or occupancy of, or otherwise granting a right in or relating to any real property nor is any Person in the course of acquiring any such rights or interests.

(c) The Company has good and valid title to, ownership of, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except for Permitted Liens.

(d) All real property leases identified in the Disclosure Schedule were made on an arm’s length basis. There are no agreements, contracts, terms, or special understandings between or among the Company, any lessor, or agents of any lessor regarding any real property leases that have not been disclosed in the Disclosure Schedule.

(e) Each of the real property leases identified in Section 3.11(b) of the Disclosure Schedule is valid and in full force and effect, and the Company has neither received nor provided any written or oral notice of any default or event that with notice of lapse of time, or both, would constitute a default by the Company or any other party thereto under any of the real property leases identified in the Disclosure Schedule. The Company has timely and fully performed all covenants and obligations under the property leases identified in the Disclosure Schedule. The Company has no existing offsets, defenses, counterclaims, or credits against rentals under any provision of the real property leases identified in the Disclosure Schedule, other than any security deposit.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, the Company has not previously assigned, transferred, or conveyed all or any part of its right, title, or interest under any of the real property leases identified in the Disclosure Schedule to any other Person.

(g) To the Knowledge of the Company: all improvements on the real property used by the Company, including the facilities, buildings, plants, structures, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on, or forming part of such real property, and other improvements located thereon (collectively, the “Improvements”), are structurally sound, free of defects, in good condition and repair in all material respects (except for reasonable wear and tear not caused by neglect expected), consistent with all Laws, and adequate for the uses to which they are being put. Such real property, the Improvements thereon, and the use thereof for the purposes for which they are presently being used, are in each case in compliance with all applicable building, zoning, planning, subdivision, health, Environmental Laws, or other Laws, including, the Americans with Disabilities Act of 1990, and, to the Knowledge of the Company, there exists no such violation which could reasonably be expected to interfere with the present use of such real property and the Improvements. Except as set forth in Section 3.11(g) of the Disclosure Schedule, the Company is in compliance, and has at all times complied in all material respects, with all applicable Laws in its use and occupancy of the real property (including, without limitation, all Laws respecting zoning, planning, access by disabled persons, and Environmental Laws). There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any such real property.

(h) The property and assets of the Company constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit to conduct the business of the Company immediately after the Closing in the ordinary course of business consistent with past practice.

(i) To the Knowledge of Company, there is no action or proceeding pending or threatened relating to the real property identified in the Disclosure Schedule.

3.12 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), filed by, or held in the name of the Company.

“Company Products” means all products and services currently or previously developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company, in each of the foregoing cases that have been made commercially available to the public prior to the date hereof, or are listed on Section 3.12(a) of the Disclosure Schedule.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Software” means computer software and databases, together with, as applicable, object code, source code and embedded versions thereof owned or purported to be owned by the Company.

“Company Technology” means all Technology that is a part of the Company Intellectual Property.

“Infringement” or “Infringe” means an assertion that a given item (whether tangible or not) infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means, anywhere in the world, (i) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, including patent rights, inventions, discoveries and invention disclosures (whether or not patented) (“Patents”), (ii) copyrights in published and unpublished works, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity and privacy, and mask work rights, and all derivatives, translations, adaptations and combinations of the foregoing, (iii) rights in know-how, trade secrets and confidential or proprietary information, including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (“Trade Secrets”), (iv) rights in registered and unregistered trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, and registrations and applications for registration for any of the foregoing, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing (“Trademarks”), (v) domain names, registrations for domain names and web addresses, (vi) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction, and (vii) rights to sue for past, present and future Infringement of the rights set forth above.

“Moral Rights” means moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Open Source Software” means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Shrink-Wrap Code” means any generally commercially available software in executable code form that is available for a cost of not more than $5,000 (per year, in the case of time-limited licenses) for a license for a single user or work station (or $5,000 (per year, in the case of time-limited licenses) in the aggregate for all users and work stations at/on a single location, entity or local area network, as the case may be).

“Technology” means (i) works of authorship including computer programs, in source code and executable code form, and their architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) Trade Secrets, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof and all technology from which such items were derived.

(b) Company Products and Technology. Section 3.12(b)(i) of the Disclosure Schedule lists all Company Products by name, including Company Products that have been developed, manufactured, made commercially available, marketed, distributed, supported or otherwise sold or licensed out in the last five (5) years. Section 3.12(b)(ii) of the Disclosure Schedule lists all Company Technology and Company Software (other than such Company Technology or Company Software that is used solely for internal testing purposes). In each case, such schedule specifies whether such Company Products and Company Technology were developed internally by the Company or provided by third parties (and if by third parties, the identity of such third parties).

(c) Registered Intellectual Property. Section 3.12(c) of the Disclosure Schedule lists (i) all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company with respect to any Company Products, (ii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees or taxes or the filing of any documents, applications or certificates, (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property, (iv) any joint owners of Company Registered Intellectual Property, (v) any Liens as to which to the Company’s Knowledge any of the scheduled items are subject and (vi) an indication that the Company has elected to abandon the registration of an item, where applicable.

(d) Effect of this Transaction. Following the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company or the Purchaser without restriction and without payment of any kind to any third party. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien (other than Permitted Liens) on, any Company Intellectual Property, any Company Software or any Company Product; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract; (iii) the release, disclosure or delivery of any Company Intellectual Property, Company Software or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company Intellectual Property.

(e) Title to Intellectual Property. The Company is, except as otherwise indicated in one of the foregoing schedules, the sole and exclusive owner of each item of Company Intellectual Property and of each Company Product, free and clear of any Liens except for Permitted Liens or as otherwise indicated in any of the foregoing schedules. Except where any of the foregoing schedules indicates joint ownership, the Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Intellectual Property. The Company has never (i) transferred ownership of, or granted any exclusive license (except as set forth in Section 3.12(e) of the Disclosure Schedule) with respect to, any Intellectual Property to any other Person, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain.

(f) Ownership of Intellectual Property. The Company Intellectual Property includes all material Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of all Company Products currently sold by the Company. No third party has licensed to or from the Company any Intellectual Property. The Company has obtained and possesses valid licenses to use all Company Software, including the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. The Company has never granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Company Software, the Company has not provided or disclosed any source code of any Company Software to any Person (pursuant to an escrow arrangement or otherwise), and the Transactions do not directly or indirectly trigger or otherwise require the Company to provide or otherwise disclose such source code to any Person. To the Knowledge of the Company, the Company Software and the Company Products do not contain any viruses, worms, time bombs, key-locks, or any other code or devices that are intended to disrupt, damage, interfere with or unlawfully access the Company Software or the Company Products or equipment upon which the Company Software or the Company Products operate, or the integrity of the data, information or signals the Company Software or the Company Products produce. Except as set forth on Section 3.12(f) of the Disclosure Schedule, the Company Software and the Company Products do not include or install any spyware, adware, or other similar software that monitors the use of the Company Software or the Company Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Software or Company Product or remote computer, as applicable. The Company has taken commercially reasonable measures to protect the Company Software and the Company Products from all such code, devices and software. Section 3.12(f) of the Disclosure Schedule sets forth a true and complete list of all Open Source Software contained or incorporated in, linked or called to, distributed with or otherwise used by any Company Software or any Company Product, including for each such item, the item name, version number, applicable license, and associated Company Software or Company Product(s). The development of any Company Software or any Company Product with any Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any Company Software or any Company Product of any Open Source Software, does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Company Software or Company Product or component thereof to any third party other than the applicable Open Source Software. The Company fully complied with the license of each item of Open Source Software listed or required to be listed in Section 3.12(f) of the Disclosure Schedule, including obligations relating to notice, attribution, and distribution or making available of source code, as applicable.

(g) Standard Form Agreements. Copies of the Company’s standard form of non-disclosure agreement and the Company’s standard form, including attachments, of sale agreements, purchase orders and other similar documents of the Company Products (collectively, the “Standard Form Agreements”), have been made available to the Purchaser. Section 3.12(g) of the Disclosure Schedule lists all Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property.

(h) Valid Intellectual Property. With respect to each item of Company Registered Intellectual Property: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the jurisdiction of registration for the purposes of maintaining the Intellectual Property Rights therein; (ii) each such item is currently in compliance with formal legal payment and filing requirements (including payment of filing, examination and maintenance fees and proofs of use and timely filing of affidavits of use and incontestability and renewal applications) in the jurisdiction of registration; and (iii) each such item is subsisting, valid and enforceable. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any item of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. The Company has never misrepresented, or failed to disclose, any facts or circumstances in any application for any item of Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property. To the Knowledge of the Company, no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property have been threatened.

(i) No Infringement. The operation of the business of the Company as it has been conducted since the Company’s inception, and as currently conducted and, to the Company’s Knowledge, as is currently contemplated by the Company to be conducted by the Company, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, sale, distribution, publication and licensing out of any Company Product, has not, does not and, to the Company’s Knowledge, will not Infringe when conducted in the same manner by Purchaser and/or the Company immediately following the Closing, any Intellectual Property Rights of any Person. The Company has not received notice from any Person claiming that such operation or any act, any Company Product, any material Technology used by the Company or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor (with respect to Company Products, such material Technology, or Company Intellectual Property) does the Company have Knowledge of (i) anything that to Company’s Knowledge constitutes any basis therefor or (ii) any threat thereof). No Company Product or material Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product or Company Intellectual Property.

(j) Restrictions on Business. Neither this Agreement nor the Share Purchase will cause: (i) the Purchaser, any of its Affiliates or the Company to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) the Purchaser, any of its Affiliates or the Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses (excluding any non-compete or other restriction that arises from any agreement to which the Purchaser or its Affiliates is a party but the Company is not a party) or (iii) the Purchaser, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(k) No Third Party Infringement. To the Knowledge of the Company, no Person has in the past Infringed or is currently Infringing any Company Intellectual Property or the Company’s rights therein or thereto. The Company has the exclusive right to bring actions against any Person that has in the past Infringed or is currently Infringing any Company Intellectual Property and to retain any damages recovered in any such action.

(l) Proprietary Information Agreements.

(i) Copies of proprietary information, confidentiality and assignment agreements with current employees and consultants of the Company and Applicable Former Service Providers have been made available to the Purchaser. Except as set forth in Section 3.12(l)(i) of the Disclosure Schedule, all current employees and consultants of the Company and Applicable Former Service Providers, in each case who have been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company (each, a

“Contributor”), have executed and delivered (and to the Company’s Knowledge are in material compliance with) the applicable agreement. “Applicable Former Service Providers” means any former employee or consultant of the Company who has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company for any instrument, software, consumable or accessory used or held for use in the Company’s biotechnology business, including Intellectual Property to enable concentration measurements for use in the biotechnology business.

(ii) Section 3.12(l)(ii) of the Disclosure Schedule lists all Contributors, and for each Contributor, the general category of Intellectual Property (e.g., hardware or software) that he or she was involved in creating, inventing or developing. Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights in the United States, to Company Products or Company Intellectual Property, nor to the Company’s Knowledge has any Contributor made to the Company any unretracted material assertions with respect to any alleged ownership or rights. All Contributors who are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with the Company that, to the fullest extent permitted under applicable law, waive for the benefit of the Company, all Moral Rights.

(m) Protection of Confidential Information. The Company has taken all reasonable steps to protect the confidentiality of Trade Secrets owned or used or held for use by the Company or of any third party that has provided any Trade Secrets to the Company. Except as set forth on Section 3.12(m) of the Disclosure Schedule, all Persons with access to such Trade Secrets have executed written confidentiality agreements with the Company or is bound to confidentiality by law, such as the law of attorney-client privilege and, to the Knowledge of the Company, there has not been any material breach of such confidentiality agreements or laws.

(n) No Government Funds. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products, the Company Software or material Company Intellectual Property.

(o) Personal Information and Privacy. The Company and any Person acting on behalf of the Company (including, to the Knowledge of the Company, any Third Party Service Provider), is and has been in material compliance with (i) all Laws relating to the privacy, data protection and all other personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”), (ii) all privacy policies and other related policies, programs and other notices of the Company relating to the privacy, data protection and security of patient medical records and all other Personal Information, and (iii) all contractual and other legal requirements to which the Company is subject. To the Knowledge of the Company, neither the Company, nor any service provider or any other Person that may collect, store, process, analyze or otherwise have access to any Personal Information or confidential information of the Company (a “Third Party Service Provider”), has been subject to any security breaches with respect to any Personal Information or any confidential information of the Company. The Company has, and, to the Knowledge of the Company, each of its Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of the Company, including from any unauthorized access or use. There have not been any written or, to the Knowledge of the Company, other complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, by any other Person (including any Governmental Entity) regarding any collection or use of Personal Information by or on behalf of any of the Company (including by any Third Party Service Provider). Neither the Company nor any Third Party Service Provider, has received any written notices, correspondence or other communications from any Person alleging or threatening any of the foregoing, and no such claim is pending, and to the Knowledge of the Company, (x) there is no reasonable basis for the same, and (y) no such claim has been threatened.

3.13 Material Contracts.

(a) Except as set forth in Section 3.13 of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, and has no obligations, rights or benefits under:

(i) any Contract that restricts or purports to restrict the ability of the Company or any of its Affiliates (including, after the Closing Date, the Purchaser or any of its Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii) (A) any employment, independent contractor or consulting Contract with any officer of the Company or any other employee, independent contractor or consultant that provides for annual, aggregate compensation in excess of $150,000 per year, and (B) any employment, independent contractor or consulting Contract with any employee consultant or independent contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or benefits to any employee, consultant or contractor;

(iii) any Contract for employment, consulting or independent contractor services that is not cancelable by the Company without penalty with not less than thirty (30) days’ notice;

(iv) any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees and/or Contingent Workers of or working for the Company;

(v) any Contract for Indebtedness and any Contract pursuant to which any assets or property are subject to a Lien, other than Permitted Liens;

(vi) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;

(vii) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(viii) any Contract with a Supplier or for the purchase of equipment, materials, products, supplies or services by the Company in each case in excess of $200,000 in a calendar year;

(ix) any Contract relating to capital expenditures and involving payments by the Company other than in the ordinary course of business in excess of $50,000 individually or $100,000 in the aggregate per vendor;

(x) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(xi) any Contract (including (i) open purchase orders as of the date hereof and (ii) purchase orders placed in fiscal year 2018 that are not on the Company’s standard form of purchase order, but excluding any other closed purchase orders or open purchase orders) with a Customer in an amount or value in excess of $200,000 in a calendar year;

(xii) any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xiii) any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xiv) any Contract providing for the settlement of any suit, claim, action, litigation, administrative charge, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, governmental authority or arbitrator;

(xv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for distribution or use of the Company Products, Company Technology, Company Intellectual Property or services of the Company (other than for direct sales by the Company of the Company Products, Company Technology, Company Intellectual Property or services of the Company to customers of the Company);

(xvi) any Contracts under which a third party licenses or provides any Intellectual Property to the Company (other than under licenses for Shrink-Wrap Code);

(xvii) any nondisclosure or confidentiality Contract (except such Contracts with substantially similar terms to those in the Company’s standard form of non-disclosure agreement provided to the Purchaser prior to the date hereof);

xviii. all Contracts with any Governmental Entity;

xix. all Contracts under which the Company has advanced or loaned any amount to any of its directors, officers, or employees; or

(xx) any other Contract that requires payments by the Company in excess of $200,000 which is not cancelable by the Company without penalty within thirty (30) days.

(b) True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.13 as well as Section 3.12(g) of the Disclosure Schedule (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to the Purchaser.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party, except as set forth on Section 3.13(c) of the Disclosure Schedule.

(d) The Company has performed all material obligations required to have been performed by the Company pursuant to each Material Contract.

3.14 Interested Party Transactions.

(a) Except as set forth on Section 3.14(a) of the Disclosure Schedule, no (i) equityholder, officer, manager, partner or director of the Company, (ii) Affiliate or immediate family member of any such Person listed in (i), or (iii) Person that any Person listed in (i) or (ii) has or has had an equity or other ownership or financial interest (each, an “Interested Party”), has or has had in the prior three (3) years, directly or indirectly, (A) any interest in property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the business of the Company, (B) any Person that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (C) any interest in any Person that purchases from or sells or furnishes to the Company any services, products or technology, or (D) any interest in, or is a party to, any Contract or has any right or claim against the Company or any of its assets.

(b) All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.15 Permits. The Company possesses and has possessed all Permits required for the operation of its business, and is, and in the last three (3) years has been, in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are listed on Section 3.15 of the Disclosure Schedule. All such Permits are valid and full force and effect and such Permits constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties, rights or assets. The consummation of the Share Purchase shall not cause the revocation, modification or cancellation of any such Permit, and no additional Permit is required in connection therewith or for the ability of the Company to maintain its business and operations immediately following such consummation.

3.16 Litigation. There is, and in the last three (3) years there has been, no action, suit, claim, litigation, investigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties or assets (tangible or intangible) or any of the Company’s employees, officers or directors (in their capacities as such), nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There are no outstanding governmental orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets.

3.17 [Intentionally left blank.]

3.18 Environmental Matters. Except as set forth on Section 3.18 of the Disclosure Schedule:

(a) The Company is, and for the last three (3) years has been (i) in compliance in all material respects with all applicable Environmental Laws, and (ii) in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the business of the Company (“Environmental Permits”). All Environmental Permits are in full force and effect.

(b) To the Knowledge of the Company, the Company cannot be held responsible, and has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Comprehensive Environmental Response, Compensation, and Liability Information System, or any equivalent list of sites for cleanup under any federal, state or local program.

(c) To the Knowledge of the Company, neither the Company, nor to the Company’s Knowledge, any Person for whose conduct the Company may be held responsible, has Released any Hazardous Material on, in, from, under or at any property now or formerly owned, operated or leased by the Company, except as authorized by, and in compliance with, validly issued Environmental Permits. To the Knowledge of the Company, no Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action by the Company pursuant to any Environmental Laws.

(d) There are no active or abandoned underground storage tanks present at, on, or under the real property owned, operated or leased by the Company.

(e) The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) been subject to or, to the Knowledge of the Company, threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) The Company has provided or made available to the Purchaser all documents, records and information possessed by the Company concerning any environmental or health and safety matter relevant to the business of the Company or to any property now or formerly owned, operated or leased by the Company, including environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Entity.

3.19 Brokers’ and Finders’ Fees. Neither the Company nor the Stockholder has incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Transaction, nor will the Purchaser, the Company, or the Stockholder incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or the Stockholder.

3.20 Employee Benefit Plans.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan.

(b) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification.

(c) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. No claim, litigation or governmental or administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) None of the Company Employee Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(f) Except as set forth on Section 3.20(f) of the Disclosure Schedule, each Company Employee Plan may be amended, terminated, or otherwise modified by the Company in each case to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(g) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

3.21 Employment.

(a) The Company (and, if and to the extent applicable, any professional employer organization or similar Person engaged by the Company and any co-employer or joint-employer of the Company) (i) is, and at all times during the past six (6) years has been, in compliance, in all material respects, with all applicable Laws and collective bargaining agreements and arrangements, in each case respecting labor and employment matters, including Laws relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA)), terms and conditions of employment, fair employment practices, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, workers compensation, wrongful discharge, occupational safety and health, family and medical leave, wages and hours, (including with respect to overtime, minimum wage, wage and hour laws, and meal and rest breaks), the classification of Contingent Workers, the classification of employees as exempt or non-exempt for wage and hour purposes, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, Contingent Worker, manager, partner or director of the Company or any ERISA Affiliate, (ii) does, and has at all times during the past six (6) years, withheld and reported all amounts required by applicable Laws or by agreement to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, consultant, independent contractor, Contingent Worker, manager, partner or director of the Company or any ERISA Affiliate, (iii) is not liable for any arrears of wages, salaries, bonuses, commissions, fees, severance pay, any other compensation or remuneration or reimbursement, any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employee, consultant, independent contractor, Contingent Worker, manager, partner or director of the Company or any ERISA Affiliate (other than routine payments to be made in the normal course of business and consistent with past practice). There are no, and at no time during the past six (6) years have there been any, actions, suits, litigations, governmental audits, governmental investigations, arbitrations, claims or administrative matters, formal or informal grievances, complaints, charges or proceedings pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened against the Company relating to any employment or labor matter or any Company Employee Plan, including without limitation with respect to wage and hour matters, the classification of Contingent Workers (as defined below), immigration and work authorization, discrimination, retaliation and restrictive covenant matters. There are no, and at no time during the past three (3) years have there been any, pending, threatened in writing or, to the Knowledge of the Company, otherwise-threatened claims or actions against Company or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.21(a) of the Disclosure Schedule lists all Liabilities of the Company to any current or former employee, consultant, independent contractor, Contingent Worker, agency worker, manager, partner or director of the Company or any ERISA Affiliate that result or that would result from the termination by the Company or the Purchaser of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof. To the extent that the Company has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” and/or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company has properly classified and treated all such Persons in accordance with applicable Laws in all material respects, and for purposes of all employee benefit plans and perquisites. Neither the Company nor any ERISA Affiliate has, or has had at any time during the past six (6) years, direct or indirect material Liability with respect to (i) any misclassification of any Person as an independent contractor (or other Contingent Worker) rather than as an “employee;” or (ii) the classification under wage and hour laws of any current or former employee, consultant, independent contractor, manager, partner or director.

(b) None of the employment policies or practices of the Company is currently being, or at any time during the past three (3) years has been, audited or, to the Knowledge of the Company, investigated, by any Governmental Entity, and to the Knowledge of the Company, none of the employment policies or practices of the Company are currently subject to imminent audit or investigation by any Governmental Entity. The Company and the officers of the Company are not currently, and within the last three (3) years have not been, subject to any order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(c) The Company is not currently, and during the past three (3) years has not been, a party to any collective bargaining agreements; and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting or attempting to represent, any employee of the Company, and the Company has no duty to bargain with any such union or organization with respect to wages, hours or other terms and conditions of employment of any of their employees or Contingent Workers. There currently are not and during the last three (3) years there have not been any (i) strikes, slowdowns, work stoppages, lockouts, or threats thereof with respect to any employees or Contingent Workers of the Company, (ii) labor organizing campaigns with respect to any employees or

Contingent Workers of the Company, or (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or with respect to any employees or Contingent Workers of the Company.

(d) In the three (3) years prior to the date hereof, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable Laws) affecting any site of employment or facility of any of the Company or (iii) any other event that would have required advance notice under WARN or any similar applicable Laws. Section 3.21(d) of the Disclosure Schedule contains a complete and accurate list of each employee of the Company, if any, who has suffered an “employment loss” (as defined in WARN or similar applicable law) during the 90-day period preceding the date hereof and setting forth for each such person: (i) his/her name, (ii) date of hire, (iii) reason for the employment loss and (iv) his/her last job title(s), work location and department.

(e) Section 3.21(e) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and shows with respect to each such employee as of the date hereof (unless otherwise specified) (i) the employee’s position held, and principal place of employment, (ii) base salary or hourly wage rate, as applicable, (iii) annual commission opportunity, (iv) bonus eligibility for the current year (and bonus paid for the prior year), (v) each employee’s designation as either exempt or non-exempt for wage and hour purposes, (vi) all other remuneration payable (including applicable rates) and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, (vii) the date of hire, (viii) vacation and other paid time off eligibility for the current calendar year (including current balance of accrued unused vacation or other paid time off, and current accrual rate as of March 31, 2019), and (ix) leave status (including type of leave, and expected return date, if known).

(f) With respect to each current Contingent Worker (other than interns who have not been continuously engaged by the Company during the three (3) month period prior to the date hereof), Section 3.21(f) of the Disclosure Schedule sets forth each such Contingent Worker’s role in the business of the Company, initial date retained to perform services, the primary location from which services are performed, fee or compensation arrangements, average hours worked per week and any notice period required for termination of the engagement.

(g) Except as set forth on Section 3.21(g) of the Disclosure Schedule, all employees of the Company are employed on an at-will basis.

(h) The Company is and since its inception has been, in compliance with all Laws regarding work authorization and immigration, including the Immigration Reform and Control Act of 1986, the Immigration Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA).

(i) Section 3.21(i) of the Disclosure Schedule identifies each employee of the Company who is subject to a non-competition and/or non-solicitation agreement with the Company and such agreement has been made available to the Purchaser.

(j) The Company is not a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

(k) To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made against any employee, officer, director or independent contractor of the Company. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any Company employee, director or independent contractor.

(l) There is no officer, Key Employee, employee that is material to the business, or group of employees or Contingent Workers of the Company who has or have indicated an intention to terminate his, her, or their employment or engagement with the Company as of the date hereof, and in the past three (3) months from the date hereof, the employment of no officer or employee that is material to the business of the Company has been terminated for any reason.

3.22 Insurance. Section 3.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no claims in the prior ten (10) years for which an insurance carrier has denied or, to the Knowledge of the Company, threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

3.23 Suppliers; Customers.

(a) Section 3.23(a) of the Disclosure Schedule sets forth a list of the twenty-five (25) largest suppliers by value of purchases from the Company (each, a “Supplier”) for each of the fiscal years ended December 31, 2018 and December 31, 2017. In the prior three (3) years, no Supplier has terminated or materially reduced its business relationship with the Company, and, to the Knowledge of the Company, there has been no communication from any Supplier which would lead the Company to reasonably believe that such Supplier is planning to terminate or materially reduce its business relationships with the Company. In the three (3) years prior to the date hereof, there has not been any material adverse change in relations with any Supplier.

(b) Section 3.23(b) of the Disclosure Schedule sets forth a list of the twenty-five (25) largest customers and/or distributors by revenue of the Company (each, a “Customer”) for each of the fiscal years ended December 31, 2018 and December 31, 2017. Except as set forth on Section 3.23(b) of the Disclosure Schedule, in the prior three (3) years, no Customer has terminated or materially reduced its business relationship with the Company, and, to the Knowledge of the Company, there has been no communication from any Customer which would lead the Company to reasonably believe that such Customer is planning to terminate or materially reduce its business relationships with the Company. In the prior three (3) years, there has not been any material adverse change in relations with any Customer.

3.24 Warranties and Products. There are no, and in the last three (3) years there have been no, claims or threatened claims (orally or in writing) against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product (or any component or other part or device incorporated or included therein) is defective or fails to meet any product or service warranties. To the Knowledge of the Company, there are (a) no material inherent design defects or systemic or chronic problems in any Company Product and (b) no material liabilities for warranty or other material claims or returns with respect to any Company Product relating to any such defects or problems.

3.25 Regulatory. The Company has been and is in compliance in all material respects with applicable Health Care Laws. The Company has filed with the applicable Governmental Entities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all required filings, representations, declarations, listings, registrations, reports or submissions. To the Company’s Knowledge, all such filings, representations, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Health Care Laws when filed, and no material deficiency has been asserted by any applicable Governmental Entity with respect to any such filings, representations, declarations, listing, registrations, reports or submissions. The business of the Company has been and is in compliance in all material respects with all applicable Health Care Laws. The Company has not received any material written, or to the Company’s Knowledge, oral, notice or other material correspondence from any Governmental Entity, including the FDA or any other Governmental Entity, with respect to any Company Product. There is no pending or, to the Company’s Knowledge, threatened action, suit, claim, order, injunction, investigation or proceeding of any nature pending or threatened, or enforcement of any sort arising under any Health Care Law the FDA or any other Governmental Entity regarding the Company. All Company Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested in compliance in all material respects with applicable Health Care Law. To the Company’s Knowledge, the Company has not made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity responsible for enforcement or oversight with respect to Health Care Laws, or failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Entity. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or Permits from the FDA or any other Governmental Entity relating to the Company Products were true, correct and complete in all material respects as of the date of preparation and submission, as applicable, and any necessary or required update, change, correction or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company has maintained their material regulatory communications, filings and submissions regarding the Company Products in all material respects in a manner reasonably in accordance with industry standards. None of the Company nor any Person(s) engaged by the Company who have performed work related to the Company Products, has been convicted of any crime or is or has been debarred, excluded or disqualified under applicable Health Care Laws, including 21 U.S.C. Section 335a, or, to the Company’s Knowledge has engaged in any conduct that has resulted, or would reasonably be expected to result, in such criminal conviction or debarment, exclusion or disqualification. To the Company’s Knowledge, no action that would reasonably be expected to result in any such criminal conviction, debarment, exclusion or disqualification are pending or threatened against the Company or any Person(s) engaged by the Company who have performed work related to the Company Products, and, to the Company’s Knowledge and the Company, there is no fact that could reasonably give rise to such an action.

3.26 Inventory. All of the Inventory consist of goods usable and/or saleable, and have all certifications necessary and sufficient for use and/or sale, in the ordinary course of business consistent with past practice of the Company. The values of the Inventory stated in the Financial Statements were determined in accordance with GAAP. Except as set forth on Section 3.26 of the Disclosure Schedules, purchase commitments for raw materials and parts are not in excess of normal requirements.

3.27 Compliance with Laws. The Company is conducting, and has conducted in the last three (3) years, its business in compliance in all material respects with all Laws, other legal restraints (whether temporary, preliminary or permanent) applicable to the Company. Since its inception, the Company has not (a) been in violation of any Laws or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company in any material respect or (b) received written notice of violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders or other legal restraints (whether temporary, preliminary or permanent) applicable to the Company that remains uncured.

3.28 Export Controls and Governmental Sanctions. The Company has at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or has not: (a) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration

Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.); (b) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Crimea, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or executive order; (e) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in full compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999). The Company has obtained all required Permits for each item made or exported by the Company and has obtained or identified the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR) for each item. Section 3.28 of the Disclosure Schedule sets forth a true and accurate table identifying each of the items exported, designed, fabricated, developed, produced, or manufactured by the Company over the last five (5) years, including, for each item, the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR), the date such classification was made, and an indication whether the item was self-classified or was the result of an agency determination. The Company has in place adequate controls to ensure compliance with any applicable laws pertaining the export and import of goods, services, and technology, including without limitation the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and customs laws. Neither the Company nor its predecessors has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to export, import, or other trade-related activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company or its predecessors.

3.29 Foreign Corrupt Practices and Anti-Bribery. Neither the Company nor its directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company conducts business, if the Company were subject thereto, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. To the Knowledge of the Company, the Company has in place adequate controls and systems to ensure compliance with applicable laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company currently does business or has done business in the last five (5) years. To the Knowledge of the Company, no event, fact or circumstance has occurred in the five (5) years prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any applicable law relating to anticorruption. Neither the Company nor its directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has taken or failed to take any action which would cause the Company to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto. Neither the Company nor its directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any third-party in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Entity.

3.30 Bank Accounts. Section 3.30 of the Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.31 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the New Jersey Business Corporation Act will not apply to the Share Purchase and the other Transactions.

3.32 No Other Representation and Warranties. Except for the representations and warranties contained in this Article III and/or Article IV, none of the Company, the Stockholder, nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, or any representation or warranty arising from statute or otherwise at law with respect to the Company. The Seller Parties acknowledges that except for the representations and warranties contained in the Article V or under any Ancillary Agreement to which the Purchaser is a party, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder, on behalf of himself, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the Disclosure Schedule:

4.1 Power and Capacity; Enforceability. The Stockholder possesses all requisite capacity necessary to enter into this Agreement and any Ancillary Agreements to which he is a party and to consummate the Transactions. This Agreement and any Ancillary Agreements to which the Stockholder is a party have been duly executed and delivered by the Stockholder and the obligations of the Stockholder hereunder and thereunder are or will be, upon such execution and delivery (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Stockholder in accordance with their respective terms.

4.2 No Conflict.

(a) The execution, delivery and performance by the Stockholder of this Agreement and any Ancillary Agreements to which the Stockholder is a party, and the consummation of the Share Purchase or any other Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Company Stock pursuant to (i) any Contract or order to which the Stockholder is subject or (ii) any Laws applicable to the Stockholder or the Stockholder’s assets (whether tangible or intangible).

(b) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Stockholder in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which the Stockholder is a party, or the consummation of the Share Purchase and the other Transactions except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and (ii) such filings and notifications as may be required under the HSR Act or any other Antitrust Laws, to be made by the Stockholder, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

4.3 Title to Shares. The Stockholder owns of record and beneficially all of the outstanding Company Stock, and has good and valid title to such Company Stock, free and clear of all Liens and, at Closing, shall deliver to the Purchaser good and valid title to such Company Stock, free and clear of all Liens. The Stockholder does not own, and does not have the right to acquire, directly or indirectly, any other Company Stock. The Stockholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any Company Stock (other than this Agreement). The Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

4.4 Litigation. There is no action, suit, claim, litigation, investigation, arbitration, or proceeding of any nature pending, or, to the knowledge of the Stockholder, threatened, against the Stockholder that seeks to restrain or enjoin the consummation of the Transactions, nor, to the knowledge of the Stockholder, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Stockholder or the Company Stock.

4.5 Investment Purpose. The Stockholder is acquiring the shares of Purchaser Common Stock issued hereunder solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Stockholder understands and acknowledges that the Purchaser Common Stock is not being registered with the SEC under the Securities Act but instead is being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and other applicable securities laws which impose certain restrictions on the Stockholder’s ability to transfer the Purchaser Common Stock. The Stockholder is able to bear the economic risk of holding the Purchaser Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.6 No Solicitation. At no time was the Stockholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchaser Common Stock by the Purchaser or its agents.

4.7 Accredited Investor. The Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8 Disclosure of Information. The Stockholder has received or has had full access to all the information the Stockholder considers necessary or appropriate to make an informed investment decision with respect to the Purchaser Stock Consideration. The Stockholder further has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Purchaser Stock Consideration and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Stockholder or to which the Stockholder had access.

4.9 Understanding of Risks. The Stockholder is fully aware of: (a) the highly speculative nature of the Purchaser Common Stock, (b) the financial hazards involved, (c) the liquidity of the Purchaser Common Stock, (d) the qualifications and backgrounds of the management of the Purchaser and (e) the tax consequences of acquiring the Purchaser Common Stock.

4.10 Qualifications. The Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect the Stockholder’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the Purchaser Stock Consideration.

4.11 Rule 144. The Stockholder acknowledges that, because the Purchaser Stock Consideration has not been registered under the Securities Act, the Purchaser Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act.

4.12 No Other Representation and Warranties. Except for the representations and warranties contained in Article III and this Article IV, neither the Stockholder nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Stockholder, or any representation or warranty arising from statute or otherwise at law with respect to the Stockholder. The Stockholder acknowledges that except for the representations and warranties contained in the Article V or under any Ancillary Agreement to which the Purchaser is a party, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties as of the date hereof and as of the Closing:

5.1 Organization; Authority and Enforceability.

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and any Ancillary Agreements to which the Purchaser is a party have been duly and validly authorized, executed and delivered by the Purchaser and the obligations of the Purchaser hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

5.2 No Conflict. The execution and delivery by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is a party, and the consummation of the Share Purchase or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by which any of the Purchaser’s properties or assets may be bound, or (c) Laws applicable to the Purchaser or any of its properties or assets (whether tangible or intangible).

5.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreement to which the Purchaser is a party or the consummation of the Share Purchase and the other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and (b) such filings and notifications as may be required under the HSR Act or any other Antitrust Laws, to be made by the Purchaser, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

5.4 Purchaser Capital Structure. As of the date hereof, the authorized capital stock of the Purchaser is 80,000,000 shares of Purchaser Common Stock, 43,917,378 of which are outstanding as of April 24, 2019, and 5,000,000 shares of preferred stock, none of which are outstanding as of the date hereof. All of the outstanding shares of capital stock of the Purchaser were duly authorized and validly issued and are fully paid and non-assessable.

5.5 Valid Issuance of Purchaser Common Stock. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities Laws.

5.6 Purchaser SEC Reports. Since January 1, 2018, the Purchaser has timely filed with the SEC all reports required to be filed by it under the Exchange Act (the “Purchaser SEC Reports”). Such reports, including any financial statements or schedules included therein, (a) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) when filed, complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

5.7 Sufficiency of Funds. The Purchaser will have sufficient cash on hand or other sources of immediately available funds, through consummation of a Financing or otherwise, at the Closing to enable it to pay the Closing Cash Consideration, the Estimated Indebtedness (to the extent payable at the Closing), and the Estimated Transaction Expenses (to the extent payable at the Closing), and to fund the Escrow Amount and consummate the Share Purchase. Prior to the date hereof, the Purchaser has provided to the Stockholder a true, complete and correct copy of an executed debt commitment letter and corresponding customarily redacted fee letters (none of which redacted terms affect the amount or availability of the Financing or impose any additional conditions on the receipt of the Financing) from the financial institutions identified therein (each, a “Lender and collectively, the “Lenders”) to provide, subject to the terms and conditions therein, financing in the amounts set forth therein (the “Financing Commitments,” as each may be amended, replaced, modified, or terminated from time to time without the consent of the Seller Parties) for the purpose of a Debt Financing. The Financing Commitments are in

full force and effect and are valid and binding obligations of each of the parties thereto as of the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to constitute a material default or material breach on the part of the Purchaser or, to the knowledge of the Purchaser, any other party thereto, under the Financing Commitments.

5.8 R&W Insurance Policy. Prior to the date hereof, the Purchaser has provided to the Stockholder the final draft of the Binder Agreement dated as of the date of this Agreement between Purchaser and the Insurer pursuant to which the Insurer has committed, subject to the satisfaction of the conditions set forth therein, to issue the R&W Insurance Policy to the Purchaser (the “Binder Agreement”). Prior to the date hereof, the Purchaser has provided to the Stockholder the final draft of the R&W Insurance Policy. Except as expressly set forth in the Binder Agreement, there are no conditions precedent to the obligation of the Insurer to issue the R&W Insurance Policy. There are no side letters or other agreements, contracts or arrangements relating to the issuance of the R&W Insurance Policy in accordance with the Binder Agreement. To the Purchaser’s knowledge, there is no fact or occurrence as of the date of this Agreement that would reasonably be expected to cause the conditions to the issuance of the R&W Insurance Policy not to be satisfied at or before the Closing, and the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Binder Agreement.

5.9 Brokers. Except for Perella Weinberg Partners L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

5.10 No Other Representation and Warranties. Except for the representations and warranties contained in this Article V, neither the Purchaser nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, or any representation or warranty arising from statute or otherwise at law with respect to the Purchaser. The Purchaser acknowledges that except for the representations and warranties contained in Article III and Article IV or under any Ancillary Agreement to which the Company or the Stockholder is a party, none of the Company, the Stockholder, nor representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the Stockholder, or any representation or warranty arising from statute or otherwise at law with respect to the Company or the Stockholder.

ARTICLE VI

COVENANTS

6.1 Conduct of Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Section 10.1 hereof and the Closing (the “Pre-Closing Period”), the Seller Parties agrees to operate the business of the Company in the ordinary course of business consistent with past practices, except (i) as specifically disclosed in Section 6.1 of the Disclosure Schedule, (ii) with the prior written consent of the Purchaser (which shall not be unreasonably withheld) or (iii) as expressly provided for herein or in the Ancillary Agreements. Without limiting the generality of the foregoing, the Seller Parties agree to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact the present business organizations of the Company, to keep available the services of the present officers and employees of the Company (except in accordance with Section 2.4(b)(iv)), to preserve the Company’s assets and properties and to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company.

(b) During the Pre-Closing Period, the Stockholder may not sell, transfer, gift, pledge, assign, convey or encumber the Company Stock or enter into any agreement or understanding, or otherwise commit, to do any of the foregoing.

(c) During the Pre-Closing Period, except (i) as specifically disclosed in Section 6.1 of the Disclosure Schedule, (ii) with the prior written consent of the Purchaser (which shall not be unreasonably withheld) or (iii) as expressly provided for herein or in the Ancillary Agreements, the Company shall not, and the Stockholder shall not authorize the Company to:

(i) amend the Charter Documents;

(ii) issue, sell or grant any capital stock or other equity or equity-related interest in the Company;

(iii) issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights, convertible securities, commitments or agreements of any character, written or oral, to issue, deliver, sell, or cause to be issued, delivered or sold, any capital stock or other equity interest or right to acquire any capital stock or other equity or equity-related interest;

(iv) declare, set aside or pay any dividend or any other distribution payable in cash, stock or property or redeem, purchase or otherwise acquire directly or indirectly any shares of Company Stock or other securities or split, combine or reclassify any shares of Company Stock or other securities;

(v) make any expenditure in excess of $50,000, or enter into any Contract or transaction with obligations exceeding $50,000 in any calendar year or $200,000 in the aggregate per vendor, provided that with respect to the vendors set forth on Section 3.7(c)(v) of the Disclosure Schedule that exceeded $200,000 in aggregate orders prior to the date hereof, the prior written consent of the Purchaser shall not be required to make any additional expenditure following the date hereof unless it is an individual expenditure in excess of $50,000 or expenditures that would total $200,000 in the aggregate per vendor;

(vi) enter into any new, or amend, terminate or renew, or waive any right under, any Material Contract (or any Contract which would have been a Material Contract had such Contract been entered into prior to the date hereof), or enter into, amend, waive any right under or terminate any transaction or Contract with an Interested Party;

(vii) materially change, terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, sell, transfer, exclusively license, as may be applicable, or otherwise dispose of any material Company Intellectual Property;

(viii) enter into any new, or amend, terminate or renew, or waive any right under any existing, employment, severance, compensation, independent contractor or consulting or salary continuation agreement, Company Employee Plan or any other plan, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof, with or for the benefit of any employee, or hire or offer to hire any employee, provided, that nothing in this Agreement shall restrict the Company from establishing the Transaction Bonus Pool in compliance with Section 6.13;

(ix) increase or promise to increase in any manner the compensation of any Company employees or independent contractors (including without limitation compensation in the form of bonus, commission, salary, wage, equity, fee or fringe benefit), or terminate any Company employees, or encourage any employees to resign from the Company, enter into or negotiate to enter into any collective bargaining, works council or other labor agreement or arrangement, or grant any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any employee, independent contractor, consultant, director or partner, provided, that nothing in this Agreement shall restrict the Company from establishing the Transaction Bonus Pool in compliance with Section 6.13;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any Person or otherwise acquire or agree to acquire any material assets;

(xi) waive or release any material right or claim;

(xii) incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Lien over any of its assets, other than Permitted Liens;

(xiii) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xiv) grant any loans to others or purchase any debt securities of others or amend the terms of any outstanding loan or agreement;

(xv) initiate or settle any litigation, claim or lawsuit, or pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any Liability (absolute, accrued, asserted or unasserted, contingent or otherwise);

(xvi) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return (including any amended Tax Return) other than a payroll, sales or use Tax Return filed consistent with past practice, IRS Form 5500 or property Tax Return unless such Tax Return has been provided to Purchaser for review within a reasonable period prior to the due date for filing and Purchaser has consented to such filing, which consent shall not be unreasonably withheld, conditioned, or delayed;

(xvii) adopt or change accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;

(xviii) voluntarily take any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would delay their satisfaction;

(xix) change or alter its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables; or

(xx) offer to discuss entering into, negotiate entering into, authorize the entrance into, enter into any Contract or otherwise commit to do any of the foregoing.

(d) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

6.2 No Solicitation of Proposals.

(a) During the Pre-Closing Period, neither the Stockholder nor the Company shall, nor shall the Company authorize or permit any of its officers, directors, managers, partners, independent contractors, consultants, advisors, employees, stockholders, agents, representatives or Affiliates (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any Person other than the Purchaser: (i) solicit, initiate, encourage or facilitate any inquiry, proposal, request or offer, directly or indirectly, relating to an Alternative Transaction (each, a “Proposal”), (ii) participate in any discussions or negotiations relating to, assist or cooperate with any Person to make, or furnish any Person with information in connection with, or take any other action to facilitate, any Proposal or Alternative Transaction, (iii) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to the Company’s properties, technologies, books or records, in each case other than in the ordinary course of business in connection with ongoing commercial transactions, or (iv) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder or under any Ancillary Agreement. If the Seller Parties or any Company Representative receives or has received, during the Pre-Closing Period, any Proposal, or any request for disclosure or access as referenced in clause (iii) above, the Seller Parties shall, or shall cause such Company Representative to immediately (x) suspend any discussions with regard to such Proposal and (y) notify the Purchaser in writing thereof, and furnish to the Purchaser any information it may reasonably request, including information as to the identity of the Person making any such inquiry, offer or proposal and the specific terms of such inquiry, offer or proposal, and all written documentation relating thereto.

(b) The parties hereto agree that irreparable damage would occur if the provisions of this Section 6.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Purchaser shall be entitled to injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Purchaser may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Company Representative shall be deemed to be a breach of this Agreement by the Seller Parties.

6.3 Access to Information. During the Pre-Closing Period, subject to applicable Law, the Seller Parties shall afford the Purchaser and its representatives with reasonable access during normal business hours and on reasonable advance notice to the properties, books and records and all other existing information concerning the business, properties and personnel of the Seller Parties as the Purchaser may reasonably request; provided, however, that in exercising access rights under this Section 6.3, the Purchaser shall not be permitted to interfere unreasonably with the conduct of the business of the Company as presently conducted. The Company agrees to provide to the Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including income and other material Tax Returns, supporting documentation and, for the avoidance of doubt, such monthly, quarterly and annual financial statements and data relating to the business of the Company as are prepared for distribution to the management of the Company or the Stockholder), promptly upon request. During the Pre-Closing Period, the Purchaser may, so long as the Purchaser affords the Company the opportunity to participate, make inquiries of the suppliers, licensors, distributors and customers of the Company set forth on Section 6.3 of the Disclosure Schedule and the Company shall help facilitate (and shall reasonably cooperate with the Purchaser in connection with) such inquiries, in each case in compliance with all applicable Laws (including any applicable Antitrust Laws). The Purchaser shall hold information received pursuant to this Section 6.3 in confidence in accordance with the terms of the NDA (as defined below) until the Closing. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or be deemed to amend or supplement the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Transactions, limit or otherwise affect any rights or remedies available to any Purchaser Indemnified Party, prevent or cure any misrepresentation, breach of warranty or breach of covenant or otherwise prejudice in any way the rights and remedies of any Purchaser Indemnified Party.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the disclosure of information obtained hereunder or pursuant to the negotiation and execution of this Agreement or any Ancillary Agreement or the consummation of the Transactions shall be governed by the terms of the Non-Disclosure Agreement, dated as of October 1, 2018, between the Company and the Purchaser (the “NDA”); provided, that the NDA shall terminate and be of no further force and effect effective as of the Closing; provided, further, that notwithstanding anything to the contrary set forth herein or therein, the Purchaser shall not be restricted from making disclosures required by applicable securities laws or under applicable stock exchange rules if the Purchaser makes available to the Seller Parties any such disclosure (solely to the extent it would have otherwise been restricted by the NDA) and considers in good faith the inclusion of any reasonable and timely comments provided to the Purchaser by the Seller Parties.

6.5 Public Disclosure. Except as expressly provided for herein, the Seller Parties shall not (and shall not authorize any Company Representative to), directly or indirectly, issue or make any statement or communication to any third party (other than their respective legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the Ancillary Agreements or the Transactions (including any claim or dispute arising out of or related to this Agreement or the Ancillary Agreements, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of the Purchaser or as expressly provided for herein.

6.6 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement but subject to Sections 6.6(b) and 6.6(c), during the Pre-Closing Period, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, to cause all conditions to the obligations of the other parties hereto to effect the Share Purchase, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In connection with all Antitrust Laws applicable to this Agreement and the Transactions, but subject to Section 6.6(c):

(i) The parties will, or will cause their “ultimate parent entities” as that term is defined in the HSR Act, as promptly as reasonably practicable, to make all necessary filings and notifications with respect to this Agreement and the Transactions under the HSR Act and any other applicable Antitrust Laws (together, the “Antitrust Filings”) and, in any event, to each file the Notification and Report Form under the HSR Act no more than five (5) Business Days after the date hereof and any filing required under any other applicable Antitrust Law no more than ten (10) Business Days after the date hereof. The Purchaser shall be solely responsible for paying the filing fees required to be paid to any Governmental Entity in connection with the Antitrust Filings.

(ii) The parties shall use commercially reasonable efforts to obtain clearance of the Share Purchase and the other Transactions under the Antitrust Laws by the Outside Date.

(iii) The parties shall each cooperate reasonably with one another in connection with resolving any inquiry or investigation by any Governmental Entity relating to their respective Antitrust Filings or the Transactions. Without limiting the foregoing, each party shall (A) promptly inform the other party of any written or oral communication received from any Governmental Entity relating to its Antitrust Filing or the Transactions (and if in writing, furnish the other party with a copy of such communication); (B) respond as promptly as practicable to any request from any Governmental Entity for information, documents or other materials in connection with the review of the Antitrust Filings or the Transactions; (C) provide to the other party and its outside antitrust counsel, and permit the other party and such counsel to review and comment in advance of submission, all proposed correspondence, filings, and written communications to any Governmental Entity with respect to the Transactions; and (D) not participate in any substantive meeting or discussion with any Governmental Entity in respect of investigation or inquiry concerning the Transactions unless it consults with the other party in advance and, except as prohibited by applicable Law or Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(c) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary:

(i) The Purchaser shall not be required to agree (and the Seller Parties shall not agree without the prior written consent of the Purchaser) to (A) any license, divestiture, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its or its Affiliates’ or the Company’s or the Company’s Affiliates’ businesses, assets, product lines or properties, (B) the imposition of any limitation on the ability of the Purchaser or its Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, assets, product lines or properties or the businesses, assets, product lines or properties of the Company and its Affiliates, or (C) the imposition of any impediment or undertaking whatsoever on the Purchaser or its Affiliates under any Antitrust Law or statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (clauses (A), (B) and (C), collectively, the “Remedies”).

(ii) Notwithstanding anything herein to the contrary, nothing herein shall permit or require the Purchaser or the Seller Parties to (A) litigate with any Governmental Entity or other Person in connection with this Agreement or the Transactions, or (B) pay any consideration, relinquish any right or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the Ancillary Agreements or the Transactions.

(iii) The Purchaser shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Filings under the Antitrust Laws (provided, that the Purchaser acts in good faith and the Seller Parties are not constrained from complying with applicable Laws).

6.7 Notification of Certain Matters. The Seller Parties or the Purchaser, as the case may be, shall give prompt notice to the other party of: (a) the occurrence of any event that is reasonably likely to cause any representation or warranty of the Seller Parties or the Purchaser, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that the conditions to Closing set forth in Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, cannot be satisfied, or (b) any failure of the Seller Parties or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(a)(ii) or Section 7.3(a)(ii), as the case may be, cannot be satisfied; provided, that the delivery of any notice or the making of any disclosure pursuant to this Section 6.7 shall not prevent the Purchaser or the Seller Parties, as applicable, from terminating this Agreement pursuant to the applicable provisions of Section 10.1.

6.8 Consents; Notices; Indebtedness. Subject to Section 6.6 relating to the Antitrust Filings and Antitrust Laws, during the Pre-Closing Period, each of the Company and its Affiliates shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of, and deliver all necessary notices to, any parties to any Contract as are required thereunder in connection with the Share Purchase or for any such Contracts to remain in full force and effect (including to obtain waivers of any termination rights that are triggered as a result of entering into this Agreement or the Closing), all of which are required to be listed in Section 3.4 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing (the “Required Consents”). Such consents, waivers and approvals shall be in a form reasonably acceptable to the Purchaser. Any Liabilities of any kind on the part of the Company that arise in connection with the performance by the Company of this Section 6.8 shall be included as Transaction Expenses (whether matured or unmatured and whether or not yet due and payable). Prior to or concurrent with the Closing, the Company shall repay and extinguish all Indebtedness of the types included in clauses (a), (c), (d), (e), (f), (j) and (k) (and clause (m) solely to the extent relating to the foregoing) of the definition of Indebtedness (the “Funded Indebtedness”), in each case without any further Liability to the Company, the Purchaser or any of its Affiliates, and, in the case of Funded Indebtedness to be repaid and extinguished at the Closing, shall deliver, at least three (3) Business Days prior to the Closing Date, UCC-3 termination statements, intellectual property assignment terminations and executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Funded Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Liens relating to such item and (c) contemplating the delivery of UCC-3 termination statements, mortgage releases and other Lien releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. The Company shall arrange for delivery of all such recorded UCC-3 termination statements, mortgage releases and other Lien releases, if any, at the Closing.

6.9 Continuing Employees. All employees of the Company, other than the Signing Employees (collectively, the “Offered Employees”), will be offered continued employment on an at-will basis by or with the Purchaser or one of its Subsidiaries (including the Company) (the offering entity, the “Employer”), with (a) base salary or base hourly rate and (b) participation in cash incentive compensation programs (including commissions), which, in the aggregate, will be substantially similar to those of provided to similarly situated United States employees of Purchaser in similar functions and positions. The Company shall use its commercially reasonable efforts to cause all Offered Employees to accept employment with the Employer prior to the Closing by executing and delivering their New Hire Documents to the Purchaser, such New Hire Documents to be effective as of the Closing. The Offered Employees who accept employment with the Employer and execute and deliver their New Hire Documents shall be referred to herein as “Continuing Employees.” Unless otherwise agreed by the Stockholder and the Purchaser, the Company shall, immediately prior to the Closing, terminate any Offered Employee who does not accept employment with the Employer prior to the Closing. Continuing Employees shall be eligible to participate in the health, welfare and other benefit programs of the Company (other than the 401(k) Plan, which will be the Purchaser’s plan) unless otherwise provided for in the New Hire Documents (it being understood that equity incentive plans are not considered employee benefits for this purpose). Service with the Company will be included for purposes of determining the vacation or paid-time off accrual rate. Notwithstanding the foregoing, nothing contained in this Section 6.9 shall (i) be treated as an amendment of any particular employee benefit plan, program, policy, agreement or arrangement, (ii) give any third party, including any Offered Employee, any Continuing Employee, any former employee of the Company or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.9 or (iii) operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit. Nothing contained in this Agreement (x)

confers (or is intended to confer) upon any Offered Employee, any Continuing Employee or any other Person any right to continued employment after the Closing or (y) prevents (or is intended to prevent) the Purchaser or any of its Affiliates from amending, modifying or terminating any employee benefit plan, program, policy, agreement or arrangement at any time.

6.10 Termination of Section 401(k) and Section 125 Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) and any and all Company Employee Plans intended to meet the requirements of Code Section 125 (each a “125 Plan”) (unless the Purchaser provides written notice to the Company that any or all such 401(k) Plans and/or 125 Plans shall not be terminated). Unless the Purchaser provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide the Purchaser with evidence that each 401(k) Plan and each 125 Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of the Purchaser, which approval shall not unreasonably be withheld. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan and each 125 Plan as the Purchaser may reasonably require. Employees of the Company with outstanding participant loan balances under any 401(k) Plan shall be permitted to roll over their plan loans to Purchaser’s 401(k) plan after the Closing as part of any qualifying rollover distribution. Neither the Company nor any ERISA Affiliate shall place any participant loan in default under any 401(k) Plan, provided that each employee of the Company apply for a distribution and rollover of his or her 401(k) Plan in a timely manner so that rollovers can be made prior to the end of the grace period for the repayment of the loan. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the ordinary course) then such charges and/or fees shall be included in Transaction Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to the Purchaser no later than five (5) Business Days prior to the Closing Date.

6.11 Indemnification of Officers and Directors.

(a) Prior to Closing Date, the Company shall purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for directors’ and officers’ fiduciary liability run-off insurance (i.e. the Company’s executive risk policy) which shall provide run-off coverage for six (6) years following the Closing Date, which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policy currently maintained by the Company and the Company shall to cause such insurance to be bound not later than the Closing Date.

(b) The indemnification provisions applicable to directors, officers and employees of the Company as set forth in the Charter Documents as of the date hereof are incorporated herein by reference as if set forth herein in full. The Purchaser agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company (the “D&O Indemnified Parties”) provided for therein shall continue for the full duration of the statute of limitations or six (6) years, whichever is shorter (or during the continuation of any claim which was asserted during such time period). Nothing set forth herein shall require the maintenance or continuation of any provision of the organizational documents of the Company by the Purchaser or any of its successors, and it is intended that this Section 6.11(b) is a full and complete alternative in lieu thereof.

(c) The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the Stockholder without the consent of the Stockholder (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11 and shall be entitled to enforce the covenants contained herein).

6.12 Release. Effective for all purposes as of the Closing, the Stockholder acknowledges and agrees, on behalf of himself and each of his Affiliates, heirs, successors, assigns and agents (each, a “Releasor”), that the Stockholder, on behalf of himself and the other Releasors, hereby irrevocably and unconditionally releases the Purchaser and its Affiliates (including the Company), and their respective Affiliates, successors and assigns, present or former directors, officers, employees, and agents, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to the Stockholder’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, any rights or assets of, or employment by, the Company (collectively, “Claims”); provided, however, that the foregoing release shall not cover Claims (a) arising from rights of the Stockholder under this Agreement and the Ancillary Agreements or (b) for accrued wages payable in the ordinary course of business in the current payroll cycle (collectively, “Excluded Claims”). Such released Claims include (except as otherwise excluded as an Excluded Claim), to the maximum extent permitted by applicable Laws, any and all Claims: (i) relating to or arising out of such employment, the end of such employment and/or the terms and conditions of such employment; (ii) of or for employment discrimination, harassment or retaliation under any local, state or federal law or ordinance, including without limitation Title VII or the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended the Equal Pay Act of 1963, as amended, or the Americans with Disabilities Act of 1990, as amended; (iii) under the Family and Medical Leave Act of 1993, as amended, or under similar state or local law; (iv) under the federal Worker Adjustment Retraining and Notification Act or any similar state or local law; (v) under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any pension or welfare benefit plan, subject to the terms of the applicable plan and applicable Law); (vi) under any other federal, state or local statute, law, rule or regulation of the applicable jurisdiction; (vii) for wages (excluding accrued wages payable in the ordinary course of business in the current payroll cycle), bonuses, incentive compensation, stock, options or other equity-based incentives, severance, vacation pay or any other compensation or benefits; (viii) under or for violation of any public policy or Contract (express or implied); (ix) for any tort, or otherwise arising under common law; (x) arising under any policies, practices or procedures of the Company; (xi) any and all Claims for wrongful or constructive discharge, breach of Contract (express or implied), infliction of emotional distress, defamation; and (xii) any and all Claims for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. The Stockholder represents and acknowledges that he has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and to consult with independent legal counsel of his own choosing. The Stockholder further represents that in signing this release he does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Purchaser or anyone else with regard to the subject matter, basis or effect of this release or otherwise. The Stockholder hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any released party or Releasor of any improper or unlawful conduct. The Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the released parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. Notwithstanding the foregoing or anything to the contrary in this release, it is understood and agreed that the release given herein does not prohibit any Releasor from filing an administrative charge with the Equal Employment Opportunity Commission or similar equal employment opportunity/anti-discrimination administrative agency (federal, state or local). The Stockholder, however, waives any right to monetary or other recovery in connection with any such charge and/or in the event any such federal, state or local administrative agency pursues any claims on the Stockholder’s behalf or otherwise in connection with any such charge or relating to the Stockholder’s employment with the Company or any successor or assign. This release may be pleaded by any released party as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Agreement. In the event any claim is brought or maintained by a Releasor against any released party in violation of this Agreement, the Stockholder shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the released parties in defending same. The Stockholder expressly acknowledges that the release contained herein applies to all Claims, regardless of whether such Claims are known or unknown, suspected or unsuspected, existing or prospective, and include Claims which, if known by the releasing party, might materially affect its decision to enter into this Section 6.12 (other than the Excluded Claims). The Stockholder has considered and taken into account the possible existence of such Claims in determining to execute and deliver this Agreement.

6.13 Transaction Bonus Pool. During the Pre-Closing Period, the Company may establish a transaction bonus pool for certain employees of the Company (the “Transaction Bonus Pool”), which amount shall be inclusive of the aggregate Anniversary Transaction Bonus that may become payable and any related employer payroll taxes. The payment of any portion of the Transaction Bonus Pool to any such employee shall be contingent upon the occurrence of the Closing and such employee executing and delivering a bonus agreement (which shall include a release) in a form reasonably acceptable to the Purchaser and entering into New Hire Documents prior to the Closing (any such employee, a “Transaction Bonus Pool Participant”). The portion of the Transaction Bonus Pool payable to a Transaction Bonus Pool Participant (with respect to such Transaction Bonus Pool Participant, the “Transaction Payment Allocation”) (a) shall not exceed the estimated amount provided by the Stockholder to the Purchaser prior to the date hereof, and (b) will be paid as follows: (i) [***] of such Transaction Payment Allocation shall be paid by the Company at or promptly following the Closing; and (ii) the remaining [***] of such Transaction Payment Allocation (the “Anniversary Transaction Bonus”) shall be paid by the Purchaser (or the Company) as provided for in Schedule 2.1(f). The Stockholder shall provide a schedule of the Transaction Payment Allocation payable to each Transaction Bonus Pool Participant no later than ten (10) Business Days prior to the Closing. The Transaction Bonus Pool (and any related employer payroll taxes) shall be deemed to be Transaction Expenses.

6.14 Financing; Cooperation.

(a) The Purchaser shall use its commercially reasonable efforts to arrange and consummate a Financing during the Pre-Closing Period. In the event that such Financing is a Debt Financing, the Purchaser shall use commercially reasonable efforts in a timely and diligent manner to (i) maintain in full force and effect the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitments (“Financing Agreements”), (iii) comply with and satisfy all terms, covenants and conditions set forth in the Financing Commitments and any Financing Agreements such that the Financing will be able to be consummated at the Closing, (iv) enforce its rights under the Financing Commitments, and (v) consummate the Financing at the Closing. The Purchaser will furnish true, correct, and complete copies of any and all Financing Agreements (provided that any fee letter may be redacted) to the Seller Parties promptly upon their execution if prior to the Closing Date. The Purchaser shall keep the Seller Parties reasonably informed as to the status of its efforts to arrange the Financing, but nothing contained in this Section 6.14(a) shall limit the Purchaser’s ability to finance the Transaction in a manner determined in its sole discretion.

(b) During the Pre-Closing Period, the Seller Parties shall provide, and the Company shall use its reasonable best efforts to cause its officers, employees, representatives and advisors to provide, to the Purchaser customary cooperation and assistance that is reasonably requested by the Purchaser in connection with the Financing; provided, that the Seller Parties shall not be required to provide cooperation under this Section 6.14 that: (a) unreasonably interferes with the ongoing business of the Company, or (b) except as provided in clauses (iv), (v) and (vi) below, requires the Seller Parties or the Company’s directors, officers, managers or employees to execute or enter into, or perform any agreement, document or instrument with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing. Such cooperation by the Seller Parties shall include, at the reasonable request of the Purchaser, (i) assisting with the drafting and preparation of customary credit documents (including the schedules related thereto) and facilitating the grant of a security interest (and perfection thereof) in property of the Company (including, delivery of stock certificates, if any) as may be reasonably requested by the Purchaser (provided, that no obligation of the Seller Parties under any such agreement, pledge or grant shall be effective until the Closing), (ii) at least ten (10) Business Days prior to Closing, providing to the Purchaser information with respect to the Seller Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, or that is otherwise reasonably required in connection with the Financing (e.g. form W-9s, certificates of incorporation and bylaws), (iii) making the Company’s executive officers, senior management, representatives and advisors reasonably available during regular business hours to assist Purchaser with the consummation of the Financing, (iv) providing customary authorization letters to the prospective lenders authorizing the distribution of information to other prospective lenders, (v) entering into customary engagement letters with the Company’s accounting advisors to prepare any requested financial statements of the Company (provided, that any such engagement letter is in form and substance reasonably acceptable to the Purchaser), (vi) furnishing to the Purchaser as promptly as practicable with the Company Financing Information, and (vii) obtaining customary pay-off letters for Funded Indebtedness and Lien release documents with respect to Indebtedness from the existing creditors and/or lienholders of the Company.

6.15 Reimbursement of Audit Expenses. The Purchaser shall, upon the written request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable accounting and other advisor’s fees) incurred by the Company in connection with the preparation of the Company Financing Information in clauses (i) and (iii) of the definition of Company Financing Information and the cooperation provided for in Section 6.14 (collectively, the “Audit Costs”). The parties acknowledge and agree that as of the date hereof, the Audit Costs are zero.

6.16 Non-Competition/Non-Solicitation.

(a) The Stockholder, is his individual capacity or through any of his Affiliates shall not, directly or indirectly, for a period of four (4) years after the Closing Date, engage (whether as owner, employee, operator, manager, consultant or otherwise) anywhere in the world in any business that competes with the business of the Company, the Purchaser or any of their respective Affiliates. Notwithstanding the foregoing, the Stockholder and his Affiliates shall not be prohibited by this Section 6.16(a) from acquiring or owning less than one percent (1%) of the outstanding voting power of any publicly traded company on a passive basis.

(b) The Stockholder and his Affiliates shall not, nor shall he permit any of his Affiliates to, directly or indirectly, for a period of four (4) years after the Closing Date, (i) other than for the benefit of the Company or the Purchaser, solicit, call upon, divert, take away, attempt to induce, or accept or conduct any business from or with, any customer, supplier, agent or distributor of the Company, the Purchaser or any of their respective Affiliates, or cause any such customer, supplier, agent or distributor to terminate or adversely affect or materially reduce their business relationship with the Company, the Purchaser or any of their respective Affiliates, or (ii) contact, solicit or approach for the purpose of offering employment to, or hire (whether as an employee, consultant, agent, independent contractor or otherwise), any employee employed or full-time consultant engaged by the Purchaser or any of its Affiliates (including the Company) during the one (1) year period preceding such contact, solicitation or approach (provided, that the foregoing clause shall not prohibit the Stockholder or his Affiliates from making a general solicitation not targeting any such employee or consultant).

(c) The Stockholder, for himself and on behalf of his Affiliates, agrees that the scope of the restrictive provisions set forth in this Section 6.16 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 6.16 are a material inducement to the Purchaser’s entering into this Agreement and but for the provisions contained in this Section 6.16, the Purchaser would not have entered into this Agreement. In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, the Purchaser and the Stockholder, for itself or himself and on behalf of each of his or its Affiliates, agree that the provision shall remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable. It is specifically understood and agreed that any breach of the provisions of this Section 6.16 by the Stockholder or any of his Affiliates will result in irreparable injury to the Purchaser, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this Section 6.16 by the Stockholder and his Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of the Purchaser’s right to damages and any and all other remedies available to the Purchaser, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. Should Stockholder breach Section 6.16(a) or 6.16(b) above, the term of the restrictions set forth in Section 6.16(a) or 6.16(b), as applicable, shall be tolled by the duration of such breach. For the avoidance of doubt, the parties hereto acknowledge and agree that the restrictions set forth in this Section 6.16 are independent of and in addition to any restrictions set forth in the Signing Hire Documents and/or any other Contract between the Purchaser or any of its Affiliates (including the Company), on the one hand, and the Stockholder, on the other hand (including the remainder of this Agreement). The Stockholder acknowledges and agrees that he has received, or is receiving, substantial consideration in connection with the Transactions. No breach by Purchaser or any of its Affiliates of any contractual or other obligations it or they have to the Stockholder shall constitute a defense, or a limitation of, the enforcement of this Section 6.16 against the Stockholder. If the Stockholder violates this Section 6.16, in addition to all other remedies available to the Purchaser at law, in equity, and under contract, the Stockholder agrees that the Stockholder shall pay the Purchaser’s costs of enforcement of this Section 6.16, including reasonable attorneys’ fees and expenses.

6.17 State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Charter Documents is or becomes prior to the Closing, or at the Closing will be, applicable to the Company, shares of Company Stock or any Transaction, the Company, at the direction of the Board of Directors of the Company, shall use commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions.

ARTICLE VII

CONDITIONS TO SHARE PURCHASE

7.1 Conditions to Closing of the Share Purchase. The respective obligations of the Purchaser and the Stockholder to effect the Share Purchase shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Purchase, this Agreement, any of the Ancillary Agreements or any of the Transactions illegal or otherwise prohibiting or preventing the consummation of the Share Purchase, this Agreement, any of the Ancillary Agreements or any of the Transactions.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Purchase, this Agreement, any of the Ancillary Agreements or any of the Transactions shall be in effect.

(c) Antitrust Laws. All waiting periods (and any extensions thereof) and all other approvals, clearances, filings and notices, applicable to the consummation of the Transactions under the HSR Act or any other Antitrust Laws shall have expired or been terminated or been obtained or made.

7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties contained in Article III and Article IV of this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) each of the Seller Parties shall have performed and complied in all material respects with all covenants and obligations under this Agreement and any Ancillary Agreement to which such Seller Party is a party that are required to be performed and complied with by such Seller Party as of or prior to the Closing.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened, against any Seller Party, the Purchaser, their respective properties or assets or any of their respective Affiliates, officers or directors arising out of, or in any way connected with, the Share Purchase, this Agreement, any Ancillary Agreements or the other Transactions or otherwise, in each case seeking any of the results set forth in Section 7.1(a) or 7.1(b).

(d) Employment Arrangements.

(i) The Signing Hire Documents executed and delivered on the date of this Agreement shall be in full force and effect, and neither of the Signing Employees shall have terminated his employment with the Company or expressed an intention or interest in, or taken action toward terminating his employment with the Company at or prior to the Closing, or with the Purchaser following the Closing. Each of the Signing Employees (A) shall continue to be employed by the Company as of the Closing, (B) shall have satisfied the Purchaser’s customary employee background investigation, and (C) shall be eligible to work in the United States. No breaches, disputes or repudiations by either of the Signing Employees relating to the Signing Hire Documents shall have occurred or be imminent or threatened.

(ii) Each of the Key Employees shall have executed and delivered to the Purchaser the Key Employee Hire Documents, all such Key Employee Hire Documents shall be in full force and effect, and no such Key Employee shall have terminated his or her employment with the Company or expressed an intention or interest in, or taken action toward terminating his or her employment with the Company at or prior to the Closing, or with the Employer following the Closing. All such Key Employees (A) shall continue to be employed by the Company as of the Closing, (B) shall have satisfied the Purchaser’s customary employee background investigation, and (C) shall be eligible to work in the United States. No breaches, disputes or repudiations by any such Key Employee relating to his or her Key Employee Hire Documents shall have occurred or be imminent or threatened.

(iii) At least seventy-five percent (75%) of the employees of the Company as of the date hereof, other than Key Employees and the Stockholder, who receive an offer of employment from the Employer shall have executed New Hire Documents, and each such employee shall be employed by the Company as of the Closing.

(e) Estimated Working Capital Statement. Not less than three (3) Business Days prior to the Closing Date, the Purchaser shall have received from the Company the Estimated Working Capital Statement pursuant to and in accordance with Section 2.3(a)(i).

(f) Termination of Section 401(k) and Section 125 Plans. The Company shall have delivered to the Purchaser documentation reasonably satisfactory to Purchaser evidencing the Company’s compliance in full with Sections 6.10.

(g) Notices. The Company shall have delivered to the Purchaser reasonable evidence of the delivery of the notices set forth on Schedule 7.2(g).

(h) Closing Deliveries. Each of the Seller Party Closing Deliveries shall have been delivered to the Purchaser.

7.3 Conditions to Obligations of the Stockholder. The obligations of the Stockholder to effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties contained in Article V of this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) the Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Ancillary Agreements to which it is a party that are required to be performed and complied with by the Purchaser as of or prior to the Closing.

(b) Closing Deliveries. Each of the Purchaser Closing Deliveries shall have been delivered to the Stockholder.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending against any Seller Party arising out of, or in any way connection with, the Share Purchase, this Agreement, any Ancillary Agreements or the other Transactions that would prohibit the consummation of the Share Purchase or any of the material Transactions.

ARTICLE VIII

TAX MATTERS

8.1 Tax Returns.

(a) Except as provided in Section 8.1(b), the Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company required to be filed after the Closing Date for taxable periods ending on or before the Closing Date and any Straddle Period; provided, that with respect to any Tax Return for a taxable period ending on or prior to the Closing Date, (i) such Tax Return shall be prepared in a manner consistent with past practice of the Company unless otherwise required by applicable Law and (ii) if such Tax Return reflects a material amount of Tax for which the Seller Parties must indemnify the Purchaser, the Purchaser shall provide such Tax Return to the Stockholder for his review and comment at least thirty (30) days prior to the date on which such Tax Return is to be filed (or as soon as is reasonably practicable) and Purchaser shall consider in good faith the reasonable comments of the Stockholder with respect to such Tax Return.

(b) The Stockholder shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company required to be filed after the Closing Date for taxable periods ending on or before the Closing Date and that are income Tax Returns and reflect items of income, loss, deduction or credit which the Stockholder is required to report on his income Tax Returns; provided, that with respect to any Tax Return for a taxable period ending on or prior to the Closing Date, (a) such Tax Return shall be prepared in a manner consistent with the Allocation Schedule, if applicable, and with the past practice of the Company unless otherwise required by applicable Law and (b) the Stockholder shall provide such Tax Return to the Purchaser for its review and comment at least thirty (30) days prior to the date on which such Tax Return is to be filed (or as soon as is reasonably practicable) and Stockholder shall consider in good faith the reasonable comments of the Purchaser with respect to such Tax Return.

8.2 Tax Contests.

(a) The Purchaser shall promptly notify the Stockholder in writing upon receipt by the Purchaser or the Company of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) that could give rise to a claim for indemnification under Section 9.2(a); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article IX except to the extent that such other party is actually and materially prejudiced thereby.

(b) Except as provided in Section 8.2(c), the Purchaser shall have the right to control and conduct any Tax Contest, provided that (i) the Purchaser shall keep the Stockholder reasonably informed of all material developments on a timely basis, (ii) the Purchaser shall provide to the Stockholder copies of any written material correspondence received from the Tax authority related to such Tax Contest, (iii) the Stockholder may participate in any such contest with representation of its choice at the Stockholder’s sole expense and (iv) except with the consent of the Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Tax Contest shall be determinative of the amount of Losses relating to such matter.

(c) The Stockholder shall have the right to control and conduct any Tax Contest with respect to income Tax Returns for taxable periods ending on or before the Closing Date that reflect items of income, loss, deduction or credit and that the Stockholder is required to report on his income Tax Returns, provided, that (i) the Stockholder shall keep the Purchaser reasonably informed of all material developments on a timely basis, (ii) the Stockholder shall provide to the Purchaser copies of any written material correspondence received from the Tax authority related to such Tax Contest, (iii) the Purchaser may participate in any such contest with representation of its choice at the Purchaser’s sole expense and (iv) the Stockholder shall not settle any such Tax Contest without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), if such settlement of such Tax Contest could reasonably be expected to impact the Purchaser (e.g., any Tax Contest relating to the Section 338(h)(10) Election, Allocation Schedule and/or the Company’s qualification as an S corporation).

(d) In the event of any conflict or overlap between the provisions of this Section 8.2 and Section 9.6, the provisions of this Section 8.2 shall control.

8.3 Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period. For the avoidance of doubt, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period by an interim closing of the books as of the Closing, other than with respect to any property placed into service after the Closing.

8.4 Tax Cooperation. The Purchaser, the Company and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement). Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.4. The Purchaser, the Company and the Stockholder shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date.

8.5 Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes incurred in connection with the Transactions pursuant to this Agreement, including penalties and interest (“Transfer Taxes”) shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Stockholder. The Purchaser shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Stockholder shall join in the execution of any such Tax Returns to the extent required by applicable Law.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

9.1 Survival of Representations and Warranties. The representations and warranties of the Company and/or the Stockholder contained in Article III and Article IV of this Agreement or the Certificates that constitute General Representations shall survive until the fifteen (15) month anniversary of the Closing Date (the “Survival Date”); provided, that in the event of any fraud or Willful Breach by a Seller Party with respect to the representations and warranties set forth in Article III, and the Stockholder with respect to the representations and warranties set forth in Article IV, such claim shall survive without limitation; provided, further, that (a) the representations and warranties contained in Sections 3.12 (Intellectual Property), 3.18 (Environmental Matters), 3.20 (Employee Benefit Plans), 3.21 (Employment), 3.25 (Regulatory), and 3.28 (Export Control and Governmental Sanctions) (collectively, the “Special Representations” and individually, each a “Special Representation”) (and the portion of the Certificates relating thereto) shall survive until the third (3rd) anniversary of the Closing Date, and (b) the representations and warranties contained in Sections 3.1 (Organization; Authority and Enforceability),

3.2 (Company Capital Structure), 3.3 (Subsidiaries), 3.4 (No Conflict), 3.9 (Tax Matters), 3.16 (Interested Party Transactions), 3.19 (Brokers’ and Finders’ Fees), 3.31 (State Takeover Statutes), 4.1 (Power and Capacity; Enforceability), 4.2 (No Conflict), and 4.3 (Title to Shares) (collectively, the “Seller Party Fundamental Representations” and individually, each a “Seller Party Fundamental Representation”) (and the portion of the Certificates relating thereto) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof. The representations and warranties of the Purchaser contained in Article V of this Agreement or in any certificate delivered pursuant to this Agreement shall survive until the Survival Date; provided, that in the event of any fraud or Willful Breach by Purchaser with respect to the representations and warranties set forth in Article V, such claim shall survive without limitation; provided, further, that the representations and warranties of the Purchaser contained in Sections 5.1 (Organization; Authority and Enforceability), 5.2 (No Conflict), 5.4 (Purchaser Capital Structure), 5.5 (Valid Issuance of Purchaser Common Stock), and 5.9 (Brokers) (and the portion of any such certificate relating thereto) shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof (the “Purchaser Fundamental Representations” and, together with the Seller Party Fundamental Representations, the “Fundamental Representations” and individually, each a “Fundamental Representation”). The covenants and indemnities (other than for breach of representation and warranties as provided for in the prior sentence) of a party hereunder shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter thereof (or such longer period as specified in the applicable covenant). If an Officer’s Certificate asserting a claim for indemnification hereunder, (x) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, (y) in the case of the Special Representations and the Fundamental Representations, before the date on which such representation or warranty ceases to survive, or (z) in the case of the covenants and indemnities (other than for breach of representation and warranties as provided for in the clauses (x) and (y)), before the date on which such covenant or indemnity ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation, warranty, covenant or indemnity until such claims are fully and finally resolved. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2 Indemnification.

(a) Subject to the provisions of this Article IX, from and after the Closing, the Stockholder agrees to indemnify and hold harmless the Purchaser Indemnified Parties, from and against, and shall compensate and reimburse the Purchaser Indemnified Parties for, all Losses incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following (the “Indemnifiable Matters”):

(i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by the Company and/or the Stockholder in this Agreement or any Certificate;

(ii) any failure (or an allegation that would amount to a failure in the case of a third party claim) by (A) the Company to perform or comply with any covenant or agreement applicable to the Company contained in this Agreement and required to be performed or complied with as of or prior to the Closing or (B) the Stockholder to perform or comply with any covenant or agreement applicable to the Stockholder contained in this Agreement;

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any Certificate, to the extent committed as of or prior to the Closing, by a Seller Party or any authorized representative thereof;

(iv) any amounts owing to the Purchaser pursuant to Section 2.3(b);

(v) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Stock, or in respect of any rights to acquire Company Stock, any claims or threatened claims alleging violations of fiduciary duty, or any claims or threatened claims by any Person claiming to have rights to any portion of the consideration payable hereunder;

(vi) any claims or threatened claims by or purportedly on behalf of any Person with respect to any transaction or agreement between the Company and any Interested Party initiated or consummated as of or prior to the Closing (each, a “Related Party Transaction”), including claims or threatened claims alleging violations of fiduciary duty;

(vii) any Transaction Expenses or unpaid Indebtedness of the Company as of immediately prior to the Closing not accounted for in the calculation of Estimated Transaction Expenses or Estimated Indebtedness (or following the final determinations of such amounts in accordance with Section 2.3, the Closing Transaction Expenses or Closing Indebtedness);

(viii) those matters set forth on Schedule 9.2(a)(viii); and/or

(ix) any Pre-Closing Taxes.

(b) Subject to the provisions of this Article IX, from and after the Closing, the Purchaser agrees to indemnify and hold harmless the Stockholder, from and against, and shall compensate and reimburse the Stockholder for, all Losses incurred or sustained by the Stockholder, directly or indirectly, arising under, in connection with or as a result of:

(i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty made by the Purchaser in Article V of this Agreement or any certificate delivered by the Purchaser to the Seller Parties in connection with the Closing;

(ii) any failure (or an allegation that would amount to a failure in the case of a third party claim) by the Purchaser to perform or comply with any covenant or agreement applicable to the Purchaser contained in this Agreement, (for the avoidance of doubt, including the Purchaser’s obligations pursuant to Section 2.5(d)); or

(iii) any fraud, or any Willful Breach of any provision of this Agreement or any such certificate, to the extent committed as of or prior to the Closing, by the Purchaser or any authorized representative thereof.

(c) For the purpose of this Article IX only, when determining any inaccuracy or breach of (other than with respect to Section 3.7(b), Section 3.12(c), the second sentence of Section 3.12(l), Section 3.21(f) or Section 3.21(l)), and the amount of Losses suffered by an Indemnified Party as a result of, any breach or inaccuracy of any representation or warranty set forth in this Agreement that is qualified or limited in scope as to material, material adverse effect, Material Adverse Effect, or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(d) The Stockholder shall not have any right of contribution, indemnification or right of advancement from the Purchaser or any of its Affiliates with respect to any Loss claimed by a Purchaser Indemnified Party.

(e) The Company and the Stockholder have agreed that the Purchaser Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants, indemnities and obligations of the Company and/or the Stockholder are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants, indemnities and obligations, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Purchaser Indemnified Parties shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Purchaser Indemnified Parties or any of their representatives (regardless of whether obtained through any investigation by any Purchaser Indemnified Parties or any representative of any Purchaser Indemnified Parties or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a Purchaser Indemnified Party or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue. The Purchaser has agreed that the Stockholder’s rights to indemnification, compensation and reimbursement contained in this Article IX relating to the representations, warranties, covenants, indemnities and obligations of the Purchaser are part of the basis of the bargain contemplated by this Agreement.

(f) This Article IX shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties (x) as a result of breaches of the matters specified in Section 9.2(a), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of the Purchaser or any other Purchaser Indemnified Party (i) in the case of fraud or Willful Breach (including pursuant to Section 9.2(a)(iii) or Section 9.2(b)(iii)), (ii) Transaction Expenses or Indebtedness as described in Section 9.2(a)(vii), (iii) against a signatory to an Ancillary Agreement for matters relating to such Ancillary Agreement (other than a Certificate), (iv) with respect to specific performance, injunctive and other equitable relief, (v) claims relating to Related Party Transactions, or (vi) for breaches of any covenant to be performed following the Closing, or (y) as a result of breaches of the matters specified in Section 9.2(b), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of the Stockholder (i) in the case of fraud or Willful Breach (including pursuant to Section 9.2(a)(iii) or Section 9.2(b)(iii)), (ii) against a signatory to an Ancillary Agreement for matters relating to such Ancillary Agreement (other than a certificate delivered by the Purchaser to the Seller Parties in connection with the Closing), (iii) with respect to specific performance, injunctive and other equitable relief, or (iv) for breaches of any covenant to be performed following the Closing. Without limiting the foregoing, the provisions of this Article IX will not prevent or limit a cause of action under Section 6.16 to obtain an injunction or injunctions to prevent breaches of covenants contained in this Agreement.

9.3 Maximum Payments; Remedy.

(a) The Purchaser Indemnified Parties, on the one hand, or the Stockholder, on the other hand (each, an “Indemnified Party”), shall not be entitled to any recovery resulting from Section 9.2(a)(i) or Section 9.2(b)(i), respectively, until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of such Indemnified Parties with respect to such matters exceeds $250,000 in the aggregate; and in such event, the Purchaser Indemnified Parties or the Stockholder, as the case may be, shall, subject to the limitations set forth in the remaining subsections of this Section 9.3, be entitled to be indemnified against and compensated and reimbursed to the extent all Losses from the first Dollar thereof; provided, that the limitations set forth in this Section 9.3(a) shall not apply to any indemnification claims relating to (i) any breach (or an allegation that would amount to a breach in the case of a third party claim) of any representation or warranty that involves fraud or Willful Breach (including pursuant to Section 9.2(a)(iii) or Section 9.2(b)(iii)) or (ii) any breach (or an allegation that would amount to a breach in the case of a third party claim of the Special Representations and the Fundamental Representations.

(b) The maximum amount that the Purchaser Indemnified Parties may recover from the Stockholder under Section 9.2(a)(i), absent fraud or Willful Breach, shall be limited to the Indemnification Escrow Amount; provided, that (i) for any breach (or an allegation that would amount to a breach in the case of a third party claim) of the Special Representations, the maximum amount that the Purchaser Indemnified Parties, may recover from the Stockholder shall be limited to [***] (the “Special Representation Cap”), and (ii) in the case of any breach (or an allegation that would amount to a breach in the case of a third party claim) of the Seller Party Fundamental Representations, the maximum amount that the Purchaser Indemnified Parties may recover from the Stockholder shall be limited to [***] (the “Indemnifying Stockholder Proceeds”). Absent fraud or Willful Breach by the Company, the Stockholder or any of their respective authorized representatives (including pursuant to Section 9.2(a)(iii)), the maximum amount that the Purchaser Indemnified Parties may recover from the Stockholder under Section 9.2(a) shall be limited to the Indemnifying Stockholder Proceeds. The attributed dollar value of any Purchaser Common Stock returned by the Stockholder in connection with any claim for indemnification hereunder (including the number of shares recoverable by the Purchaser Indemnified Party) shall be equal to the Purchaser Common Stock Price; provided, that amounts recoverable from the Stockholder shall be paid in cash in accordance with this Article IX to the extent of the cash Purchase Price prior to any recovery of any Purchaser Common Stock. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against the Stockholder, or remedies available to a Purchaser Indemnified Party, for fraud or Willful Breach by the Company, the Stockholder or any of their respective authorized representatives (including pursuant to Section 9.2(a)(iii)).

(c) Except for fraud or Willful Breach committed by the Purchaser or any of its authorized representatives, the maximum amount that the Stockholder may recover under Section 9.2(b)(i) shall be limited to the Indemnification Escrow Amount; provided, that in the case of any breach (or an allegation that would amount to a breach in the case of a third party claim) of the Purchaser Fundamental Representations and claims under Section 9.2(b)(ii), the maximum aggregate amount that the Stockholder may recover from the Purchaser shall be limited to the aggregate Indemnifying Stockholder Proceeds. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against the Purchaser, or remedies available to the Stockholder, for fraud or Willful Breach by the Purchaser or any of its authorized representatives (including pursuant to Section 9.2(b)(iii)).

(d) For the avoidance of doubt, (i) if and solely to the extent the amount of a Loss is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that a Loss in connection with an Indemnifiable Matter was expressly taken into account in connection with calculations of the Estimated Working Capital Statement pursuant to Section 2.3, the same amount of such Loss may not be recovered under this Article IX, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article IX.

(e) The Purchaser Indemnified Parties’ right to indemnification pursuant to this Article IX on account of any Losses will be reduced by all insurance of the Company or other third party indemnification or contribution proceeds actually received by the Company in respect of those Losses (other than the R&W Insurance Policy, except as set forth in Section 9.4(a)), net of applicable costs and expenses involved in seeking such recovery (including increases in premiums relating thereto). The applicable Purchaser Indemnified Parties shall remit to the Stockholder, for the benefit of the Stockholder, any such insurance or other third party proceeds that are paid to such Purchaser Indemnified Parties with respect to such Losses for which such Purchaser Indemnified Parties have been previously indemnified pursuant to this Article IX.

9.4 Claims for Indemnification; Resolution of Conflicts.

(a) Recovery under R&W Insurance. The Purchaser Indemnified Parties shall use commercially reasonable efforts to pursue recovery for Losses under the R&W Insurance Policy; provided, that, no such actions need to be taken prior to the making of an indemnification claim or recovering Losses hereunder; and provided, further, that in no event shall any Purchaser Indemnified Party be required to contest any denial of coverage issued by any insurance carrier or to otherwise initiate a lawsuit against any insurance carrier or alternative source of coverage relating to Losses. Notwithstanding the foregoing provisos in this Section 9.4(a), such commercially reasonable efforts will require the Purchaser Indemnified Parties to pursue recovery under the R&W Insurance Policy for any breach (or an allegation that would amount to a breach in the case of a third party claim) of the Special Representations for one year from the submission of a claim notice under the R&W Insurance Policy prior to recovering directly from the Stockholder unless the applicable Losses are not recoverable thereunder on its face on account of restrictions, limitations, retention, or exclusions in the R&W Insurance Policy; provided, that nothing in this sentence shall prevent the delivery of an Officer’s Certificate relating thereto or recovery from the Indemnification Escrow Fund or the WC Escrow Fund. If the Purchaser Indemnified Parties receive any payment for Losses under the R&W Insurance Policy with respect to any Special Representation or any Seller Party Fundamental Representation after the Purchaser Indemnified Parties have recovered such Losses directly from the Stockholder in excess of the Indemnification Escrow Amount or the WC Escrow Fund, the Purchaser Indemnified Parties shall reimburse the Stockholder the lesser of (i) the amount of any such recovery under the R&W Insurance Policy and (ii) the amount of such Losses previously recovered by Purchaser Indemnified Parties directly from the Stockholder, which payment shall be net of any reasonable and documented out-of-pocket costs reasonably incurred in asserting such claims and collecting such proceeds or payments, as applicable, under the R&W Insurance Policy; provided, that any Losses so reimbursed shall not count against the Special Representation Cap or the Indemnifying Stockholder Proceeds for purposes of the indemnification limitations hereunder, as applicable. For the avoidance of doubt, in no event shall any recovery under the R&W Insurance Policy, the WC Escrow Fund or the Indemnification Escrow Fund result in a reduction of the Special Representation Cap or the Indemnifying Stockholder Proceeds for purposes of the indemnification limitations hereunder.

(b) Making a Claim for Indemnification; Officer’s Certificate. The Stockholder or a Purchaser Indemnified Party may seek recovery of Losses pursuant to this Article IX by delivering to the Purchaser or the Stockholder, as applicable, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to the Stockholder or the Purchaser, as applicable.

(c) Objecting to a Claim for Indemnification.

(i) The Stockholder or the Purchaser, as applicable, may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 11.1 prior to 5:00 p.m. New York time on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made.

(ii) To the extent the Stockholder or Purchaser, as applicable, does not object in writing (as provided in Section 9.4(c)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder or the Purchaser, as applicable, that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within thirty (30) days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party, subject to Sections 9.4(f) and 9.5.

(d) Resolution of Conflicts. In case the Stockholder or the Purchaser, as applicable, timely delivers an Objection Notice in accordance with Section 9.4(c) hereof, the Stockholder or the Purchaser, as applicable, and the applicable Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder or the Purchaser, as applicable, and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within thirty (30) days of the applicable claim becoming a Settled Claim, subject to Sections 9.4(f) and 9.5. If the Stockholder or the Purchaser, as applicable, and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 11.8 (any claims resolved pursuant thereto, “Resolved Claims”).

(e) Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article IX, to the extent that such claim has not yet been satisfied (including by release to the Purchaser Indemnified Party of cash from the Indemnification Escrow Fund or the WC Escrow Fund), that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article IX specified in any Officer’s Certificate delivered pursuant to Section 9.4(b), to the extent that such claim is not a Payable Claim and has not been satisfied (including by release to the Indemnified Party of cash from the Indemnification Escrow Fund or the WC Escrow Fund).

(f) Escrow Amount; Recovery of Losses.

(i) Subject to Sections 9.4(a), 9.4(c) and 9.4(d) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Sections 9.2(a) hereof, subject to the terms of this Agreement and the other limitations set forth in this Article IX, the Purchaser Indemnified Parties shall have the right, and shall be required, in the manner provided in this Section 9.4(f) and Section 9.5(b), to recover the amount of any Losses with respect to which the Purchaser Indemnified Parties are entitled to indemnification under Section 9.2(a):

(A) first, by the release from the Indemnification Escrow Fund until the Indemnification Escrow Fund has been exhausted (or, in the case of a Sales Tax Liability, until the WC Escrow Fund has been exhausted);

(B) second, under the R&W Insurance Policy (solely with respect to Sections 9.2(a)(i), 9.2(a)(iii), and 9.2(a)(ix) and, to the extent coverage is available, under the terms thereof, provided, that if coverage is unavailable as a result of the Purchaser’s failure to maintain the R&W Insurance Policy during the term of the R&W Insurance Policy, the Purchaser may not, following the termination of the R&W Insurance Policy as a result of such failure, make any claim for Losses against the Stockholder for any breach (or an allegation that would amount to a breach in the case of a third party claim) of any Special Representation for amounts in excess of the Indemnification Escrow Fund unless and until such Losses exceed the amount of coverage that would have been provided had the R&W Insurance Policy been in place, subject to the other limitations of this Article IX, and then only the amount of such excess); and

(C) third, from the Stockholder directly; provided, however, with respect to any breach (or an allegation that would amount to a breach in the case of a third party claim) of any Seller Party Fundamental Representation, if the Retention Amount under the R&W Insurance Policy is not fully satisfied after the Indemnification Escrow Fund is exhausted, the Stockholder shall indemnify the Purchaser Indemnified Parties for the remaining amount of the Retention Amount under the R&W Insurance Policy.

Nothing in this Section 9.4 shall prevent any Purchaser Indemnified Party from pursuing a claim for indemnification against the Stockholder simultaneously with his, her or its pursuit of a claim under the R&W Insurance Policy, provided, that no Purchaser Indemnified Party may pursue a claim against the Stockholder for (x) breaches (or allegations that would amount to breaches in the case of a third party claim) of the General Representations for amounts in the aggregate in excess of the Indemnification Escrow Amount, except in the case of the Stockholder’s fraud or Willful Breach, or (y) for breaches of the Special Representations until the Indemnification Escrow Amount has been exhausted and, if applicable, the one year period set forth in Section 9.4(a) has expired, except in each case of the Stockholder’s fraud or Willful Breach.

(ii) At the Escrow Release Time, if and to the extent the value of the Indemnification Escrow Fund exceeds the aggregate amount of Unresolved Claims (taking into account and without duplication of any reserves covered by Section 9.4(f)(iii)), then the amount of such excess shall be paid to the Stockholder. From and after the Escrow Release Time until such time as the Indemnification Escrow Fund has been fully depleted pursuant to Section 9.4(f)(i) the Purchaser shall promptly deliver to the Stockholder a notice, as each Unresolved Claim (whether or not such Unresolved Claim existed on the Escrow Release Time) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, the Purchaser shall specify the amount of such Payable Claim, and payment of such amount shall be made to the Indemnified Parties from the Indemnification Escrow Fund, and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, the Purchaser shall specify the amount, if any, corresponding to the amount by which such portion of such Unresolved Claim exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Escrow Release Time).

(iii) At the WC Escrow Release Time, if and to the extent the value of the WC Escrow Fund exceeds the aggregate amount of Unresolved Claims for Sales Tax Liabilities, then the amount of such excess shall be paid to the Stockholder. From and after the WC Escrow Release Time until such time as the WC Escrow Fund has been fully depleted pursuant to Section 9.4(f)(i) the Purchaser shall promptly deliver to the Stockholder a notice, as each such Unresolved Claim (whether or not such Unresolved Claim existed on the WC Escrow Release Time) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, the Purchaser shall specify the amount of such Payable Claim, and payment of such amount shall be made to the Indemnified Parties from the WC Escrow Fund, and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, the Purchaser shall specify the amount, if any, corresponding to the amount by which such portion of such Unresolved Claim exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the WC Escrow Release Time).

(iv) Any claim for Losses relating to a Sales Tax Liability may, at the Purchaser’s sole option, be recovered from the WC Escrow Fund; provided, that the Purchaser Indemnified Parties shall be required to use commercially reasonable efforts, consistent with Section 9.4(a), to seek recovery of the amount of any Losses with respect to which the Purchaser Indemnified Parties are entitled to indemnification for a Sales Tax Liability first from the R&W Insurance Policy to the extent such Sales Tax Liability is covered by the R&W Insurance Policy, and then, until the WC Escrow Release Time, by the release from the WC Escrow Fund (and, at its sole option, the Purchaser Indemnified Parties may seek recovery under the Indemnification Escrow Fund prior to recovering such amount from the Stockholder directly).

9.5 Escrow Arrangements.

(a) Escrow Fund. At the Closing, the Purchaser will deposit the Escrow Amount with the Escrow Agent, without any act of the Seller Parties, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement.

(b) Satisfaction of Claims.

(i) If payment is to be made to a Purchaser Indemnified Party from the Indemnification Escrow Fund or the WC Escrow Fund pursuant to Section 9.4(f), the Purchaser and the Stockholder shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Indemnification Escrow Fund or the WC Escrow Fund, as applicable, to the applicable Purchaser Indemnified Party the amount of cash so payable, plus a pro rata portion (based on the amount of such reduction of the Indemnification Escrow Fund or the WC Escrow Fund relative to the amount of cash in the Indemnification Escrow Fund or the WC Escrow Fund as of immediately before such release) of all amounts in the Indemnification Escrow Fund that exceeds the Indemnification Escrow Amount or the WC Escrow Fund in excess of the WC Escrow Amount as of immediately before such release (i.e., earnings (including interest and dividends) on the Indemnification Escrow Amount or WC Escrow Amount and on such earnings in accordance with the Escrow Agreement).

(ii) If payment is to be made to the Stockholder from the Indemnification Escrow Fund or the WC Escrow Fund pursuant to Section 9.4(f), the Purchaser and the Stockholder shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Stockholder the amount of cash so payable plus a pro rata portion (based on the amount of such reduction of the Indemnification Escrow Fund or the WC Escrow Fund relative to the amount of cash exceeds the Indemnification Escrow Amount or the WC Escrow Fund in excess of the WC Escrow Amount as of immediately before such release (i.e., earnings (including interest and dividends) on the Indemnification Escrow Amount or WC Escrow Amount and on any such earnings in accordance with the Escrow Agreement).

9.6 Third Party Claims. If the Purchaser becomes aware of a third party claim (a “Third Party Claim”) which the Purchaser reasonably believes may result in a claim for indemnification by a Purchaser Indemnified Party pursuant to this Article IX (except for claims with respect to indemnification pursuant to Section 9.2(a)(ix), which shall be governed by Section 8.2), the Purchaser shall notify the Stockholder promptly of such claim, and the Stockholder shall be entitled, at his expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses under the Agreement, then any amounts incurred by the Purchaser Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses under the Agreement. The Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholder shall not have a right of approval or consent with respect to any such Third Party Claim; provided, that except with the consent of the Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or otherwise admissible in any proceeding or used in any way to resolve any dispute with respect to the amount of Losses.

If the Stockholder becomes aware of a third party claim (a “Company Third Party Claim”) which he reasonably believes may result in a claim for indemnification by the Stockholder pursuant to this Article IX, the Stockholder shall notify the Purchaser promptly of such claim, and the Stockholder shall be entitled, at his expense, to participate in, but not to determine or conduct, the defense of such Company Third Party Claim. The Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholder shall not have a right of approval or consent with respect to any such Company Third Party Claim; provided, that except with the consent of the Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Company Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or otherwise admissible in any proceeding or used in any way to resolve any dispute with respect to the amount of Losses.

9.7 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article IX shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. Except as provided in Section 10.2, this Agreement may be terminated and the Share Purchase abandoned at any time prior to the Closing:

(a) by mutual agreement of the Purchaser and the Seller Parties;

(b) by the Purchaser or any Seller Party, if the Closing Date shall not have occurred by 5:00 p.m., New York time, on the date that is ninety (90) days following the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose willful and material breach of this Agreement has been a principal cause of or resulted in the failure of the Share Purchase to occur on or before such date and such action or failure to act constitutes breach of this Agreement which has not been cured at the time of such termination;

(c) by the Purchaser or any Seller Party, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Share Purchase illegal;

(d) by the Purchaser, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Purchase by any Governmental Entity, which would constitute any Remedies;

(e) by the Purchaser, if it is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of any Seller Party contained in this Agreement or any Ancillary Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to such Seller Party; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VII for the benefit of the Purchaser are incapable of being satisfied on or before the date specified in Section 10.1(b); or

(f) by a Seller Party, if neither Seller Party is in material breach of their respective obligations under this Agreement or any Ancillary Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to the Purchaser; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article VII for the benefit of the Seller Parties are incapable of being satisfied on or before the date specified in Section 10.1(b).

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto, or their respective officers, directors or Affiliates, if applicable; provided, that each party hereto and each other Person shall remain liable for any Willful Breaches of this Agreement or any Ancillary Agreements prior to its termination; and provided, further, that the provisions of Sections 6.4 (Confidentiality), 6.5 (Public Disclosure), Article XI (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

10.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto; provided, that Sections 10.3, 11.7, 11.8(f), 11.9, 11.10, 11.12, and 11.16 may not be amended in a manner adverse to the Lenders without the prior written consent of the Lenders party to the Financing Commitments.

10.4 Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of any other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(a)	if to the Purchaser or, following the Closing, the Company, to:

Repligen Corporation

41 Seyon Street, Building #1, Suite 100

Waltham, MA 02453

Facsimile: (781) 250-0115

Attention: Tony J. Hunt

Facsimile No: (781) 250-0115

Email: thunt@repligen.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Arthur R. McGivern and Jason Breen

Facsimile No.: (617) 801-8626

Email: AMcGivern@goodwinlaw.com; JBreen@goodwinlaw.com

(b)	if to the Company prior to the Closing, to:

C Technologies, Inc.

757 Route 202/206

Bridgewater, NJ 08807 US

Attention: Craig Harrison

Facsimile No: 908-707-1030

Email: charrison@ctechnologiesinc.com

with a copy (which shall not constitute notice) to:

Sherman Wells Sylvester & Stamelman LLP

210 Park Avenue, 2nd Floor

Florham Park, NJ 07932

Attention: Andrew J. Stamelman

Facsimile No: (973) 302-9462

Email: astamelman@shermanwells.com

(c)	if to the Stockholder, to:

Craig Harrison

3 Old Coach Road

Basking Ridge, New Jersey 07920

Email: Harrisonc.zg@gmail.com

with a copy (which shall not constitute notice) to:

Sherman Wells Sylvester & Stamelman LLP

210 Park Avenue, 2nd Floor

Florham Park, NJ 07932

Attention: Andrew J. Stamelman

Facsimile No: (973) 302-9462

Email: astamelman@shermanwells.com

11.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses.

11.3 Interpretation . Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time,

“from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

11.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

11.5 Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Disclosure Schedule, the other schedules, the NDA and the Ancillary Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign its rights and delegate its obligations hereunder (i) after the Closing, in connection with a sale of the Purchaser or a sale of all or substantially all of its assets, (ii) to one or more of its Affiliates as long as the Purchaser remains ultimately liable for all of the Purchaser’s obligations hereunder and (iii) to any lender of the Purchaser or its Affiliates as collateral security.

11.6 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement. Notwithstanding the foregoing, in no event shall any Seller Party be entitled to, or to cause Purchaser to, seek the remedy of specific performance of this Agreement against any Lender, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

Notwithstanding anything to the contrary contained in this Agreement, (i) the Company, the Stockholder and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Lender, in any way relating to this Agreement or any of the Transactions, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Lender shall have any liability (whether in contract, in tort or otherwise) to the Company, the Stockholder and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

11.8 Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) Except for a determination of the Final Working Capital Statement, the Allocation Schedule, which shall be resolved exclusively by the Accountant pursuant to Section 2.3(b)(ii), and the Tax Adjustment Payment, which shall be resolved exclusively pursuant to Section 2.5(d), all disputes, claims, or controversies arising out of or relating to the Agreement, the Ancillary Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the Transactions, including claims of fraud and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section, the arbitration shall be administered pursuant to JAMS’s Comprehensive Rules and Procedures. The parties further agree that this arbitration shall apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under Section 6.2, Section 6.12 or Section 6.16.

(b) The parties covenant and agree that the arbitration hearing shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). The hearing shall be no more than five (5) Business Days. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within sixty (60) days of the closing of the evidentiary hearing on the merits (the “Hearing”) or within sixty (60) days of service of post-Hearing briefs, if the arbitrator directs service of such briefs, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The parties covenant and agree that the arbitration shall conclude within six (6) months of the Filing Date, and the Arbitrator shall be provided notice of such six-month limit (and agreed to abide by it) prior to his or her appointment as Arbitrator.

(c) The parties shall maintain the confidential nature of the arbitration proceeding and any award thereunder, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Law, judicial decision or applicable securities laws or under applicable stock exchange rules.

(d) The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided, further, that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(e) Subject in all cases to the foregoing, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

(f) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, that notwithstanding the foregoing, each of the parties hereto agrees that except as specifically set forth in the Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Financing Commitments or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF (INCLUDING ANY LITIGATION IN AGAINST ANY OF THE LENDERS IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF OR THE DEBT FINANCINGS CONTEMPLATED THEREBY).

11.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.12 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article IX shall also be for the benefit of the Indemnified Parties, (ii) Section 6.11, from and after (and subject to the occurrence of) the Closing, shall be for the benefit of the D&O Indemnified Parties, (iii) Section 6.12 shall also be for the benefit of the Affiliates of the Purchaser (which shall include, from and after the Closing, the Company), and (iv) Section 11.15 shall also be for the benefit of the Seller Law Firm. Notwithstanding the foregoing, the Lenders shall be express third party beneficiaries with respect to, and shall have the right to enforce their interests under, Sections 10.3, 11.7, 11.8(f), 11.9, 11.10, 11.12, and 11.16.

11.13 Tax Advice. Other than as expressly set forth in this Agreement, no party to this Agreement makes any representations or warranties to any other party regarding the Tax treatment of the Transactions pursuant to this Agreement or any of the Tax consequences to any other party of this Agreement or the Transactions. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the Transactions.

11.14 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of any Seller Party set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of any Seller Party in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of any Seller Party made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

11.15 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, managers, partners, officers, employees, and Affiliates, that:

(i) Sherman Wells Sylvester & Stamelman LLP (the “Seller Law Firm”) has acted as counsel to the Seller Parties in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. The Purchaser agrees, and shall cause the Company, following the Closing, to agree, that such representation and any prior representation of the Company by the Seller Law Firm shall not preclude the Seller Law Firm from serving as counsel to the Stockholder in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.

(ii) The Purchaser shall not, and shall, after the Closing, cause the Company not to, seek or have Seller Law Firm disqualified from any such representation of the Stockholder based upon the prior representation of the Company by Seller Law Firm. The Company hereby consents thereto and waives any conflict of interest arising from such prior representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.15 shall not be deemed exclusive of any other rights to which the Seller Law Firm is entitled whether pursuant to Law, contract or otherwise.

(b) All communications between the Stockholder and the Seller Law Firm and any pre-Closing communications between the Company and the Seller Law Firm, in each case relating to the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Stockholder, and shall not pass to or be claimed by the Purchaser or the Company. Accordingly, the Purchaser and the Company shall not have access to any Privileged Communications or to the files of Seller Law Firm relating to such engagement from and after Closing except as permitted by the Stockholder. Without limiting the generality of the foregoing, from and after the Closing, (i) the Stockholder (and not the Purchaser or the Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and neither of the Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of Seller Law Firm in respect of such engagement constitute property of the client, only the Stockholder (and not the Purchaser or the Company) shall hold such property rights, and (iii) Seller Law Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to the Purchaser or the Company by reason of any attorney-client relationship between Seller Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than the Stockholder, on the other hand, the Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Purchaser or any of its Affiliates (including the Company) is legally required by any judgment, writ, decree, compliance agreement, injunction, order, award, or other legally binding determination of any Governmental Entity, arbitrator or self-regulatory organization or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications or such files, then the Purchaser shall promptly notify the Stockholder in writing of such requirement and the Stockholder shall deliver the required information within the time period required, provided that the Stockholder may seek a protective order with respect to such information.

(c) This Section is intended for the benefit of, and shall be enforceable by, Seller Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified without the prior written consent of Seller Law Firm.

11.16 Lenders. Notwithstanding anything to the contrary contained in this Agreement, except for the assertion by the Purchaser of its rights set forth in the Financing Commitments, (a) neither the Purchaser, any Seller Party nor any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, nor any Person claiming by, through or under any such Person, shall have any rights or claims against any Lender in any way relating to this Agreement or any of the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the Debt Financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Lender shall have any liability (whether in contract, in tort or otherwise) to the Purchaser, any Seller Party or any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, or any Person claiming by, through or under any such Person for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

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IN WITNESS WHEREOF, the Purchaser, the Company and the Stockholder have caused this Agreement to be signed, all as of the date first written above.

REPLIGEN CORPORATION

By:	/s/ Tony J. Hunt
Name:	Tony J. Hunt
Title:	President and Chief Executive Officer

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser, the Company and the Stockholder have caused this Agreement to be signed, all as of the date first written above.

C TECHNOLOGIES, INC.

By:	/s/ Craig Harrison
Name:	Craig Harrison
Title:	President

/s/ Craig Harrison CRAIG HARRISON, individually

[Signature Page – Stock Purchase Agreement]